UNITED STATES
SECURITIES
AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

THE INTERPUBLIC GROUP OF COMPANIES, INC.
Name of the Registrant as Specified In Its Charter

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Interpublic Group of Companies, Inc.

909 Third Avenue, New York, NY 10022

April 14, 2023

Dear Stockholder:

You are cordially invited to attend the 2023 Annual Meeting of Stockholders of The Interpublic Group of Companies, Inc., to be held at 9:30 A.M. Eastern Time, on Thursday, May 25, 2023. The meeting will be held in virtual format only.

You will be able to participate in the Annual Meeting online and submit your questions during the meeting. You also will be able to vote your shares electronically during the Annual Meeting.

In accordance with the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet, we have sent stockholders of record at the close of business on March 31, 2023 a Notice of Internet Availability of the proxy statement and our 2022 Annual Report. The notice contains instructions on how to access those documents online. The notice also contains instructions on how stockholders receiving the notice can request a paper copy of our proxy materials, including this proxy statement, our 2022 Annual Report and a form of proxy card or voting instruction card. This distribution method conserves natural resources and reduces the costs of printing and distributing our proxy materials.

The business to be considered is described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. In addition to these matters, we will present a report on the state of our Company.

We hope you will be able to attend.

Sincerely,

David M. Thomas Chair of the Board

The Interpublic Group of Companies, Inc.

909 Third Avenue, New York, NY 10022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	9:30 A.M., Eastern Time, on Thursday, May 25, 2023

Place:	Virtually at www.meetnow.global/M7ALS2V

Items of Business:

1.	To elect the nine directors listed on pages 5-8 of the enclosed Proxy Statement;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as Interpublic’s independent registered public accounting firm for the year 2023;

3.	To hold an advisory vote on named executive officer compensation;

4.	To hold an advisory vote on the frequency of the advisory vote on named executive officer compensation;

5.	To vote on the stockholder proposal described in the proxy statement if properly presented at the meeting; and

6.	To transact such other business as may properly come before the meeting.

Information about the foregoing matters to be voted upon at the 2023 Annual Meeting is contained in the Proxy Statement.

The close of business on March 31, 2023 has been established as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 25, 2023.

Interpublic’s 2023 Proxy Statement and 2022 Annual Report are available electronically at http://www.interpublic.com.

By Order of the Board of Directors,

Robert Dobson

Senior Vice President, Associate General Counsel & Secretary

Your vote is important! Whether or not you plan to attend the meeting, please take a moment to vote by Internet, telephone or completing a proxy card as described in the How Do I Vote section of this document. Your prompt cooperation will save Interpublic additional solicitation costs. You may revoke your proxy as described in the How Can I Revoke My Proxy or Change My Vote section of this document if you decide to change your vote or if you decide to attend the meeting virtually.

Dated: April 14, 2023

THE INTERPUBLIC GROUP OF COMPANIES, INC.

Proxy Statement

INTRODUCTION

The Board of Directors (the “Board”) of The Interpublic Group of Companies, Inc. (“Interpublic,” “IPG,” the “Company,” “us,” “we” or “our”) is providing this Proxy Statement in connection with the 2023 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held virtually, at 9:30 A.M., Eastern Time, on Thursday, May 25, 2023. Interpublic’s principal executive office is located at 909 Third Avenue, New York, NY 10022. The proxy materials are first being sent to stockholders beginning on or about April 14, 2023.

This Proxy Statement is also available on our website at http://www.interpublic.com.

FREQUENTLY ASKED QUESTIONS

Who Can Attend the Annual Meeting? How Do I Attend?

Stockholders of record as of the close of business on March 31, 2023 (the “Record Date”), or proxy holders for such stockholders, will be able to participate in the Annual Meeting.

To attend the Annual Meeting as a stockholder of record, visit www.meetnow.global/M7ALS2V and enter the 15-digit control number found on your proxy card, notice of internet availability of proxy materials or on the instructions that accompanied your proxy materials.

How are the proxy materials being distributed?

To expedite delivery, reduce our costs and decrease the environmental impact of our proxy materials, we used “Notice and Access” in accordance with the U.S. Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the internet. As a result, we are mailing to many of our stockholders of record a notice of the internet availability of the proxy materials in lieu of a paper copy of the proxy materials. All stockholders receiving this notice may access the proxy materials over the internet or request a paper copy of the proxy materials by mail. In addition, the notice has instructions on how you may request access to proxy materials by mail or electronically on an ongoing basis.

Choosing to access your future proxy materials electronically will reduce the costs of distributing our proxy materials and helps conserve natural resources. If you choose to access future proxy materials electronically in connection with future meetings, you will receive an email of a Notice and Access with instructions containing a link to the website where the proxy materials are available and a link to the proxy-voting website. Your election to access proxy materials electronically will remain in effect until it is terminated by you.

Who can vote?

You are entitled to vote or direct the voting of your shares of Interpublic common stock (the “Common Stock”) if you were a stockholder on March 31, 2023. On March 31, 2023, approximately 386,461,548 shares of Common Stock were outstanding.

Who is the holder of record?

You may own your shares of Common Stock either:

•	directly registered in your name at our transfer agent, Computershare; or

•	indirectly through a broker, bank or other intermediary.

If your shares are registered directly in your name, you are the holder of record of these shares, and we are sending these proxy materials directly to you. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting, unless you plan to attend as a guest. To register, you must obtain a legal proxy, executed in your favor, from the holder of record and submit proof of your legal proxy reflecting the number of shares of IPG common stock you held as of the Record Date, along with your name and email address, to Computershare.

Please forward the email from your broker or attach an image of your legal proxy to legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 P.M. Eastern Time, on May 22, 2023. You will then receive a confirmation of your registration, with a 15-digit control number, by email from Computershare. At the time of the meeting, visit www.meetnow.global/M7ALS2V and enter your control number.

Interpublic Group 2023 Proxy Statement	1

Frequently Asked Questions

How do I vote?

Your vote is important. You may vote your shares in advance of the meeting via the Internet, by telephone, or by mail, or during the meeting by attending the 2023 Annual Stockholder Meeting and voting electronically.

Holders of Record

You may vote your shares in advance of the meeting via the Internet, by telephone, or by mail, or during the meeting by attending the 2023 Annual Stockholder Meeting and voting electronically.

INTERNET	TELEPHONE	MAIL
You can vote on the internet. The website address for Internet voting is www.envisionreports.com/IPG. Internet voting is available 24 hours a day and 7 days a week. If you vote by internet, you do not need to return your proxy card.	You can vote your shares by telephone, by calling 1-800-652-VOTE (8683). Telephone voting is available 24 hours a day and 7 days a week. If you vote by telephone, you do not need to return a proxy card.	If you choose to vote by mail, complete the proxy card enclosed with the mailed proxy material, date and sign it, and return it in the postage-paid envelope provided. Your vote by mail must be received by 5 p.m. EDT, May 24, 2023.

ATTENDING THE ANNUAL MEETING
If you have not already voted your shares in advance, you will be able to vote your shares electronically during the Annual Meeting by clicking on the “Cast Your Vote” link on the Meeting Center site.

Shares Held by Brokers, Banks and Other Intermediaries

•	If your shares of Common Stock are held through a broker, bank or other intermediary, you will receive instructions from that entity regarding the voting of your shares.

•

If you plan to vote your shares electronically during the Annual Meeting, you will need to register in advance to vote at the Annual Meeting. Please see the “Who is the holder of record” section on page 1 for more information on how to register.

Asking Questions

If you are attending the Annual Meeting as a stockholder of record or registered beneficial owner, questions can be submitted by accessing the Meeting Center at www.meetnow.global/M7ALS2V, entering your control number, and clicking on the Dialog icon in the upper right-hand corner of the page.

Attending the Annual Meeting as a Guest

If you would like to enter the Annual Meeting as a guest in listen-only mode, click on the “Guest” tab after entering the Meeting Center at www.meetnow.global/M7ALS2V and enter the information requested on the following screen. Please note guests will not have the ability to ask questions or vote during the meeting.

How many shares must be present to hold the annual meeting?

A quorum is required to transact business at the Annual Meeting. We will have a quorum at the Annual Meeting if the holders of more than 50% of the outstanding shares of Common Stock entitled to vote are present or represented by proxy at the meeting.

2	Interpublic Group 2023 Proxy Statement

Frequently Asked Questions

How are votes counted?

For all matters being submitted to a vote of stockholders, only proxies and ballots that indicate votes ‘‘FOR,’’ ‘‘AGAINST’’ or ‘‘ABSTAIN’’ on the proposals, or that provide the designated proxies with the right to vote in their judgment and discretion on the proposals are counted to determine the number of shares present and entitled to vote.

A New York Stock Exchange (“NYSE”) member broker that holds shares for the account of a customer has the authority to vote on certain limited matters without instructions from the customer. Of the matters being submitted to a vote of stockholders at the Annual Meeting, NYSE rules permit member brokers to vote without instructions only on the proposal to ratify the appointment of our independent auditor. On each of the other matters, NYSE members may not vote without customer instruction. A notation by a broker on a returned proxy that it is not permitted to vote on particular matters due to the NYSE rules is referred to as a “broker non-vote.”

How will my shares be voted at the Annual Meeting?

The individuals named as proxies on the proxy card will vote your shares in accordance with your instructions. Please review the voting instructions and read the entire text of the proposals and the positions of the Board of Directors in this Proxy Statement prior to marking your vote. If your proxy card is signed and returned without specifying a vote or an abstention on a proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

What are the Board of Directors’ voting recommendations?

For the reasons set forth in more detail later in this Proxy Statement, our Board of Directors recommends a vote:

•	FOR the Board’s nominees for election as directors;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Interpublic’s independent registered public accounting firm for 2023;

•	FOR the advisory vote to approve named executive officer compensation;

•	FOR an ANNUAL advisory vote to approve named executive officer compensation;

•	AGAINST the stockholder proposal.

What vote is required to approve each proposal?

The table below shows the vote required to approve the matters being submitted to a vote of stockholders at the Annual Meeting:

Proposals	Vote Required	Do abstentions count as shares present and entitled to vote?	Do broker non-votes count as shares present and entitled to vote?
Election of each Director	Majority of shares present and entitled to vote	Yes	No
Ratification of the Appointment of Pricewaterhouse-Coopers LLP*	Majority of shares present and entitled to vote	Yes	N/A
Advisory Vote to Approve Named Executive Officer Compensation*	Majority of shares present and entitled to vote	Yes	No
Advisory Vote on the Frequency of the Vote to Approve Named Executive Officer Compensation*	Majority of shares present and entitled to vote	Yes	No
Stockholder Proposal*	Majority of shares present and entitled to vote	Yes	No

* Advisory and non-binding

Interpublic Group 2023 Proxy Statement	3

Frequently Asked Questions

How can I revoke my proxy or change my vote?

You can revoke your proxy or change your vote at any time before your shares are voted at the Annual Meeting by:

Holders of Record

•	Sending written notice of revocation to the SVP & Secretary of Interpublic prior to the Annual Meeting;

•	Submitting a later dated proxy by mail, or voting by telephone or internet; or

•	Attending the Annual Meeting and voting your shares electronically during the Annual Meeting by clicking on the “Cast Your Vote” link on the Meeting Center site.

Stock Held by Brokers, Banks and Other Intermediaries

•	You must contact your broker, bank or other intermediary to obtain instructions on how to revoke your proxy or change your vote.

Who will count the vote?

The Board of Directors has appointed Computershare to act as Inspector of Election at the 2023 Annual Meeting.

Stockholder List

A list of stockholders entitled to vote at the Annual Meeting will be available during the meeting for inspection by stockholders for any legally valid purpose related to the Annual Meeting at www.meetnow.global/M7ALS2V. To view the list for such purposes during the 10 days prior to the meeting, please contact Robert Dobson at robert.dobson@interpublic.com.

Who is the proxy solicitor?

D.F. King & Co., Inc. has been retained by Interpublic to assist with the Annual Meeting, including the distribution of proxy materials and solicitation of votes, for a fee of $20,000, plus reimbursement of expenses to be paid by Interpublic. In addition, our directors, officers or employees may solicit proxies for us in person or by telephone, facsimile, Internet or other electronic means for which they will not receive any compensation other than their regular compensation as directors, officers and employees. Banks, brokers and others holding stock for the account of their customers will be reimbursed by Interpublic for out-of-pocket expenses incurred in sending proxy materials to the beneficial owners of such shares.

How do I submit a proposal for inclusion in Interpublic’s 2024 proxy materials?

Stockholder proposals submitted for inclusion in Interpublic’s proxy statement and form of proxy for the 2024 Annual Meeting of Stockholders scheduled to be held on May 23, 2024, should be (i) addressed to: The Interpublic Group of Companies, Inc., 909 Third Avenue, New York, NY 10022, Attention: SVP & Secretary, and must be received by Interpublic by December 15, 2023 or (ii) sent by email to Robert.dobson@interpublic.com, in order to be considered for inclusion. Such proposals must comply with all applicable SEC regulations.

How do I submit an item of business for consideration at the 2024 Annual Meeting?

A stockholder wishing to introduce an item of business (including the nomination of any person for election as a director of Interpublic) for consideration by stockholders at the 2024 Annual Meeting, other than a stockholder proposal included in the proxy statement as described in response to the preceding question, must comply with Section 2.13(a)(2) of Interpublic’s Bylaws, which requires notice to Interpublic no later than February 25, 2024, and no earlier than January 26, 2024, accompanied by the information required by Section 2.13(a)(2).

4	Interpublic Group 2023 Proxy Statement

ITEM 1. ELECTION OF DIRECTORS

At the Annual Meeting, nine directors are to be elected, each for a one-year term. The directors so elected will hold office until the Annual Meeting of Stockholders to be held in 2024 and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Unless authority is withheld by the stockholder, it is the intention of persons named by Interpublic as proxies on the proxy card to vote “for” the nominees identified in this Proxy Statement or, in the event that any of the nominees is unable to serve (an event not now anticipated), to vote “for” the balance of the nominees and “for” the replacement nominee, if any, designated by the Board of Directors. If no replacement is nominated, the size of the Board of Directors will be reduced.

Each of the nominees is currently a director, and each has been recommended for re-election to the Board of Directors by the Corporate Governance and Social Responsibility Committee (also referred to as the “Governance and Social Responsibility Committee”) and approved and nominated for re-election by the Board of Directors.

The Board of Directors recommends that stockholders vote “FOR” each of the nominees.

Nominees for Director

The following information on each director nominee is as of March 31, 2023, and has been provided or confirmed to Interpublic by the nominee.

JOCELYN CARTER-MILLER Independent Age: 65 Director Since: 2007	Interpublic Committees: • Audit • Corporate Governance and Social Responsibility (Chair)	Public Directorships: • Arlo Technologies, Inc. • Backblaze, Inc. • The Principal Financial Group, Inc. Former Directorships: • Netgear, Inc.

JOCELYN CARTER-MILLER is President of TechEdVentures, Inc., a community and personal empowerment firm that develops and markets educational and community-based programs. Ms. Carter-Miller was Executive Vice President and Chief Marketing Officer of Office Depot, Inc. from February 2002 until March 2004. Prior to that time, Ms. Carter-Miller was Corporate Vice President and Chief Marketing Officer of Motorola, Inc. from February 1999 until February 2002. Ms. Carter-Miller is also a former board member of the Association of National Advertisers. Ms. Carter-Miller has been recognized as a NACD Directorship 100 Honoree; Savoy Power 300: Most Influential Black Corporate Directors; Directors & Boards Director to Watch; and Most Influential Corporate Board Directors by Women, Inc.

Qualifications: Ms. Carter-Miller provides the Board with an important perspective in the marketing field, which is a critical component of Interpublic’s business, based on her extensive executive and marketing experience acquired during her time at Motorola, where she served as its Chief Marketing Officer and more recently as Executive Vice President and Chief Marketing Officer of Office Depot, Inc. Her current work as President of TechEdVentures provides the Board with a meaningful voice in keeping Interpublic focused on its corporate social responsibilities.

MARY J. STEELE GUILFOILE Independent Age: 69 Director Since: 2007	Interpublic Committees: • Audit (Chair) • Corporate Governance and Social Responsibility	Public Directorships: • C.H. Robinson Worldwide, Inc. • Dufry AG • Pitney Bowes Inc. Former Public Directorships: • Hudson Ltd. • Valley National Bancorp. • Viasys Healthcare, Inc.

MARY J. STEELE GUILFOILE, is currently Chair of MG Advisors, Inc., a privately owned financial services merger and acquisitions advisory and consulting firm. From 2000 to 2002, Ms. Guilfoile was Executive Vice President and Corporate Treasurer at JPMorgan Chase & Co. and also served as Chief Administrative Officer of its investment bank. Ms. Guilfoile is a former Partner, CFO and COO of The Beacon Group, LLC, a private equity, strategic advisory and wealth management partnership, from 1996 through 2000. Ms. Guilfoile, a licensed CPA, continues as a Partner of The Beacon Group, LP, a private investment group.

Interpublic Group 2023 Proxy Statement	5

Item 1. Election of Directors

Qualifications: Ms. Guilfoile’s knowledge and expertise as a financial industry executive and her training as a certified public accountant contributes an important perspective to the Board. Ms. Guilfoile’s tenure at JP Morgan Chase, and its predecessor companies, serving as Corporate Treasurer, Chief Administrative Officer for its investment bank, and in various merger integration, executive management and strategic planning positions, as well as her current role as Chair of MG Advisors, Inc., brings to the Board someone with valuable experience and expertise in corporate governance, accounting, risk management and auditing matters.

DAWN HUDSON Independent Age: 65 Director Since: 2011	Interpublic Committees: • Compensation and Leadership Talent • Corporate Governance and Social Responsibility	Public Directorships: • Modern Times Group MTG AB • NVIDIA Corporation Former Public Directorships: • Allergan, Inc. • Lowe’s Companies, Inc. • PF Chang’s china Bistro, Inc.

DAWN HUDSON was Chief Marketing Officer for the National Football League (the “NFL”), serving in that role from October 2014 through April 2018. Previously, she served from 2009 to 2014 as vice chair of The Parthenon Group, an advisory firm focused on strategy consulting. Prior to that time, Ms. Hudson served as President and Chief Executive Officer of Pepsi-Cola North America, or PCNA, the multi-billion dollar refreshment beverage unit of PepsiCo, Inc. in the United States and Canada from 2005 until 2007. From 2002 to 2005, Ms. Hudson served as President of PCNA. In addition, Ms. Hudson served as Chief Executive Officer of the PepsiCo Foodservice Division from 2005 to 2007. Prior to joining PepsiCo, Ms. Hudson was Managing Director at D’Arcy Masius Benton & Bowles, a leading advertising agency based in New York. Ms. Hudson is a former Chair and board member of the Association of National Advertisers (the “ANA”). In 2006 and 2007, she was named among Fortune Magazine’s “50 Most Powerful Women in Business.” In 2002, she received the honor of “Advertising Woman of the Year” by Advertising Women of New York. Ms. Hudson was also inducted into the American Advertising Federation’s Advertising Hall of Achievement, and has been featured twice in Advertising Age’s “Top 50 Marketers.” Ms. Hudson is the former Chair of the Board of the Ladies Professional Golf Association.

Qualifications: Ms. Hudson’s extensive experience in strategy and marketing, with the NFL, at PepsiCo and at major advertising agencies, and her time as Chair of the ANA brings valuable expertise to the Board on matters which are vital to the Company’s business. In addition, her experience as Vice Chair of The Parthenon Group, and as the former Chief Executive Officer of Pepsi-Co North America, provides the Board with valuable insight and perspective on matters involving the Company’s business strategy and planning. Ms. Hudson also provides a unique perspective of having been both on the agency and client side of the industry. Her many years of experience on various public company boards is a valuable resource on corporate governance matters.

PHILIPPE KRAKOWSKY Age: 60 Director Since: 2021

PHILIPPE KRAKOWSKY is Chief Executive Officer of IPG, a role he assumed on January 1, 2021. He is also a member of IPG’s Board of Directors. Prior to being named IPG’s CEO, Mr. Krakowsky served as the company’s Chief Operating Officer beginning in September 2019, managing business operations across Interpublic, with direct oversight of IPG’s independent companies including Carmichael Lynch, Deutsch, Hill Holliday, Huge and R/GA and IPG’s Media, Data and Technology offerings including IPG Mediabrands, Acxiom, Kinesso and Matterkind. During that time, Mr. Krakowsky was also Chair of IPG Mediabrands. Over the course of his nearly two-decade tenure at IPG, Mr. Krakowsky has also led the strategy, talent, communications and business development functions for the holding company. Before taking on the COO role at IPG, Mr. Krakowsky spent a number of years as CEO of Mediabrands, leading the 10,500-person media investment unit, as well as served as interim-CEO of FCB. From February 2011 until assuming the role of COO, Mr. Krakowsky was also IPG’s Chief Strategy and Talent Officer, where he oversaw key functions that have been vital to the company’s development and growth.

6	Interpublic Group 2023 Proxy Statement

Item 1. Election of Directors

Qualifications: Mr. Krakowsky’s demonstrated strategic leadership and extensive industry knowledge as Chief Executive Officer, as well as his previous role as our Chief Operating Officer, and his various leadership positions at Interpublic and its agencies, provides the Board with a unique and valuable perspective on a variety of strategic and operational issues.

JONATHAN F. MILLER Independent Age: 66 Director Since: 2015	Interpublic Committees: • Compensation and Leadership Talent • Corporate Governance and Social Responsibility Public Directorships: • Akamai Technologies Inc. • Ziff Davis, Inc.	Former Public Directorships: • AMC Networks Inc. • Houghton Mifflin Harcourt Company • Live Nation Entertainment, Inc. • Nielsen Holdings plc • RTL Group SA • Shutterstock, Inc. • TripAdvisor, Inc.

JONATHAN F. MILLER is the Chief Executive Officer of Integrated Media Co., a special purpose digital media investment company, and began serving in that role in February 2018. Prior to that time, Mr. Miller was a Partner of Advancit Capital, LLC, a venture capital investment fund, from July 2013 through January 2018. Previously, Mr. Miller served as Chairman and Chief Executive of News Corporation’s digital media group and as News Corporation’s Chief Digital Officer from April 2009 until October 2012. Mr. Miller had previously been a founding partner of Velocity Interactive Group (“Velocity”), an investment firm focusing on digital media and the consumer Internet, from its inception in February 2007 until April 2009. Prior to founding Velocity, Mr. Miller served as Chief Executive Officer of AOL LLC (“AOL”) from August 2002 to December 2006. Prior to joining AOL, Mr. Miller served as Chief Executive Officer and President of USA Information and Services, of USA Networks Interactive, a predecessor to IAC/InterActiveCorp.

Qualifications: Mr. Miller’s extensive knowledge and senior leadership positions in the media industry, including executive roles at News Corporation, AOL and USA Networks Interactive, provides the Board with a broad and valuable perspective and expertise on the complex media and advertising landscape.

PATRICK Q. MOORE Independent Age: 53 Director Since: 2018	Interpublic Committees: • Audit • Compensation and Leadership Talent	Public Directorships: • Ryman Hospitality Properties, Inc.

PATRICK Q. MOORE served as Executive Vice President, North American Retail at Carter’s Inc., a global leader in children’s apparel and related products, from 2019 until March 2023. Prior to that time he served as Carter’s Executive Vice President, Strategy and Global Channels from 2018 to 2019, and Executive Vice President, Strategy and Business Development from 2017 to 2018. From 2013 to 2017, Mr. Moore was Executive Vice President, Chief Strategy Officer with YP Holdings, a portfolio company of Cerberus Capital Management, and one of the largest local digital media businesses in the U.S. Prior to his time at YP Holdings, Mr. Moore spent more than 10 years at McKinsey & Company, a global management consulting firm, serving as a Partner and leader in the firm’s Consumer Practice. Mr. Moore also led McKinsey’s North American Consumer Digital Excellence initiative while with the firm.

Qualifications: Mr. Moore’s experience at a digital media company and at a management consulting firm provide him with a unique perspective on the challenges and opportunities faced by the Company. Mr. Moore’s experience and expertise in corporate strategy provides the Board with valuable perspective in the Board’s oversight of the organization’s strategic objectives.

Interpublic Group 2023 Proxy Statement	7

Item 1. Election of Directors

LINDA S. SANFORD Independent Age: 70 Director Since: 2019	Interpublic Committees: • Audit • Corporate Governance and Social Responsibility	Public Directorships: • Consolidated Edison, Inc. • Pitney Bowes Inc. Former Public Directorships: • RELX Group

LINDA S. SANFORD is a former Senior Vice President, Enterprise Transformation, International Business Machines Corporation (IBM), a global technology and services company, where she served in that role from January 2003 until her retirement in 2014. Prior to that, Ms. Sanford was senior vice president and group executive, IBM Storage Systems Group. Ms. Sanford joined IBM in 1975. Sanford is a member of the Women in Technology International Hall of Fame and the National Academy of Engineering.

Qualifications: Ms. Sanford’s expertise in the technology sector and her extensive experience, in innovation and global operations and business transformation provides the Board with an invaluable perspective and knowledge in areas of business transformation and data governance, matters that are vital to the Company’s business.

DAVID M. THOMAS Independent, Non-executive Chair Age: 73 Director Since: 2004	Interpublic Committees: • Compensation and Leadership Talent • Corporate Governance and Social Responsibility	Public Directorships: • Fortune Brands Home & Security, Inc. Former Public Directorships: • IMS Health Inc. • The MONY Group, Inc.

DAVID M. THOMAS retired as executive chairman of IMS Health Inc. (“IMS”), a healthcare information, services and technology company, in March 2006, after serving in that position since January 2005. From November 2000 until January 2005, Mr. Thomas served as Chairman and Chief Executive Officer of IMS. Prior to joining IMS, Mr. Thomas was Senior Vice President and Group Executive of IBM from January 1998 to July 2000. Mr. Thomas also serves on the Board of Trustees of Fidelity Investments.

Qualifications: Mr. Thomas’ experience as a Chief Executive Officer and overall management experience at premier global technology companies provides a vital perspective for the Board as it addresses the rapidly changing and growing landscape in advertising and marketing. Such leadership experience is also vital in his role as Chair of the Board, a role he assumed on January 1, 2022. Mr. Thomas also provides the Board with a great deal of insight and perspective in the healthcare advertising field having served as Chairman and Chief Executive Officer of IMS.

E. LEE WYATT JR. Independent Age: 70 Director Since: 2017	Interpublic Committees: • Audit • Compensation and Leadership Talent (Chair)

E. LEE WYATT JR. is a former Executive Vice President of Fortune Brands Home & Security, Inc., a consumer home products company, where he served in that role from July 2017 until his retirement in December 2017. Prior to that, Mr. Wyatt served as Senior Vice President and Chief Financial Officer of Fortune Brands, where he served in that role from 2011 to July 2017. Mr. Wyatt also served as Chief Financial Officer and Executive Vice President of Hanesbrands Inc. (formerly, Sara Lee Branded Apparel) from 2005 to 2011. He has held various financial roles at Sonic Automotive Inc., ultimately serving as Chief Financial Officer through 2005. Mr. Wyatt has more than 40 years of experience working with public and private companies.

Qualifications: Mr. Wyatt’s experience as Chief Financial Officer of several publicly traded companies for 19 years and his deep financial and business expertise contributes an important perspective to the Board on accounting, risk management and auditing matters. In addition, Mr. Wyatt’s experience in overseeing and managing complex businesses at major global marketers is vital for Interpublic given its organizational structure.

8	Interpublic Group 2023 Proxy Statement

BOARD COMPOSITION HIGHLIGHTS

Our Board of Directors is comprised of diverse individuals with a variety of backgrounds, skills and experience. Interpublic believes this diversity of gender, race/ethnicity, tenure, age, and experience leads to a well-rounded Board and effective oversight of the Company’s objectives. Additional details on director selection criteria are set forth on page 11 under “Corporate Governance Principles and Practices”.

Board Diversity Highlights

	Carter- Miller	Guilfoile	Hudson	Krakowsky	Miller	Moore	Sanford	Thomas	Wyatt

Gender

Male				●	●	●		●	●

Female	●	●	●				●

Race/ Ethnicity

African American /Black	●

Caucasian/White		●	●	●	●	●	●	●	●

Interpublic Group 2023 Proxy Statement	9

OUR CORPORATE GOVERNANCE FRAMEWORK

Our corporate governance framework is designed to ensure strong commitment to maintaining sound corporate governance practices enabling independent and skilled directors to provide oversight, advice, and counsel to promote the interests of Interpublic and its stockholders and stakeholders. Key governance policies and processes include our Code of Conduct, our comprehensive enterprise-wide risk management program, our commitment to transparent financial reporting and our systems of internal checks and balances.

You may view our Corporate Governance Guidelines, the charters of each of our board committees and the Code of Conduct for our employees and directors on Interpublic’s website at http://www.interpublic.com or you may obtain copies free of charge by writing to The Interpublic Group of Companies, Inc., 909 Third Avenue, New York, NY 10022, Attention: SVP & Secretary. These documents provide the framework for our governance at the board level. Our directors understand that they serve you as stockholders in carrying out their responsibility to oversee the operation and strategic direction of our company. To do so effectively, our Board along with management regularly reviews our Corporate Governance Guidelines, our committee charters and governance practices to assure that they are appropriate and reflect high standards.

INTERPUBLIC GOVERNANCE HIGHLIGHTS

Key Governance Principles	•	All directors are elected annually.
	•	In uncontested director elections, each director is elected by a majority of shares present and entitled to vote.
	•	Directors may not stand for reelection after age 74, unless otherwise determined by the Board that waiving this restriction is in the best interests of stockholders.
•

Directors annually review and assess board performance and the overall skills and areas of expertise present on the Board and, when determined to be in the best interests of the Company, recommend to stockholders the election of new directors to add a fresh perspective and ensure adequate succession planning.

	•	No member of the Audit Committee may serve on the audit committees of more than two other public companies.
Board Independence	•	8 of the 9 director nominees are independent.
	•	The Chair of the Board is independent. The CEO is the only member of management who serves as a director.
	•	Our Audit, Compensation and Leadership Talent and Governance and Social Responsibility Committees are comprised solely of independent directors.
	•	The committee chairs play a key role in shaping the agendas and information presented to their committees.
	•	The Board and the committees have the authority to hire independent advisors, as they deem appropriate.
Board Oversight of Risk and Strategy	•	Enterprise-wide risk management is overseen by our Audit Committee, which reports on such matters to the Board.
	•	Our Compensation and Leadership Talent Committee (the “Compensation Committee”) reviews compensation practices to ensure that they do not encourage imprudent risk taking.
	•	Our Board directly oversees and advises management on development and execution of corporate strategy.
Stockholder Rights	•	No “poison pill” or similar stockholder rights plan.
	•	No supermajority voting requirements.
	•	Stockholders owning 3% or more of our outstanding shares of Common Stock for a period of at least three years have the right to include in our proxy statement nominees for election equal to the greater of two directors or 20% of our Board.
	•	Stockholders holding 25% or more of our Common Stock have the right to require that we hold a special meeting of stockholders to consider matters that are the proper subject of stockholder action.
	•	Regular outreach and engagement with stockholders is a key objective.

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Compensation Governance	•	A significant percentage of the compensation paid to our named executive officers is performance-based and exposed to fluctuations in the price of our Common Stock (page 33).
	•	We maintain robust share ownership guidelines for our directors, named executive officers and other senior executives (pages 19 and 46).
	•	The Compensation Committee engages an independent consultant on executive compensation matters.
Succession Planning	•	CEO and management succession planning is one of the Board’s highest priorities.
	•	Our Board devotes significant attention to identifying and developing talented senior leaders.

CORPORATE GOVERNANCE PRINCIPLES AND PRACTICES

Director Independence

In accordance with NYSE listing standards (the “NYSE Listing Standards”), the Board annually evaluates the independence of each member of the Board of Directors under the independence standards set forth in Interpublic’s Corporate Governance Guidelines, and under the NYSE Listing Standards.

Interpublic has nine directors, one of whom, Philippe Krakowsky, is an employee of Interpublic and, eight of whom are not employees of Interpublic or its subsidiaries (referred to in this Proxy Statement as “Non-Management Directors”). At their meetings held in February of this year, the Governance and Social Responsibility Committee and the full Board determined that each of the Non-Management Directors is an independent director under Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

Meeting of Independent Directors

The NYSE Listing Standards require that if the group of Non-Management Directors includes one or more directors who are not independent, then at least once annually, the Non-Management Directors should hold an executive session attended by only independent directors. Although not required under the NYSE Listing Standards (because all of the Non-Management Directors are independent), the Board nevertheless held several executive sessions of its independent directors during 2022, with Mr. Thomas serving as the chair of the sessions.

Director Selection Process

The Governance and Social Responsibility Committee is charged with the responsibilities described below under the heading “Committees of the Board of Directors—Corporate Governance and Social Responsibility Committee.”

One of the responsibilities of the Governance and Social Responsibility Committee is to identify and recommend to the Board candidates for election as directors. The committee considers candidates suggested by its members, other directors, senior management and stockholders as necessary in anticipation of upcoming director elections or due to Board vacancies. The Governance and Social Responsibility Committee is given broad authorization to retain, at the expense of Interpublic, external advisers, including search firms, to identify candidates and to perform background reviews of potential candidates. The Governance and Social Responsibility Committee is expected to provide guidance to search firms it retains about the particular qualifications the Board is then seeking.

Each of the directors nominated for election at the Annual Meeting were evaluated and recommended to the Board for nomination by the Governance and Social Responsibility Committee, and nominated by the Board for election.

All director candidates, including those recommended by stockholders, are evaluated on the same basis. Candidates are considered in light of the entirety of their credentials. As part of the evaluation of individual candidates, the following factors are taken into consideration:

•

Their business and professional achievements, knowledge, experience and background, particularly in light of the principal current and prospective businesses of Interpublic and the general strategic challenges facing Interpublic and its industry as a whole;

•	Their integrity and independence of judgment;

•	Their ability and willingness to devote the time necessary to fulfill Board duties;

•	Their qualifications for membership on one or more of the committees of the Board;

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Our Corporate Governance Framework

•	Their educational background;

•	Their independence from management under NYSE Listing Standards and Interpublic’s Corporate Governance Guidelines;

•	The continued focus on maintaining a diverse and inclusive Board;

•	The needs of the Board and Interpublic; and

•	The Board’s policies regarding the number of boards on which a director may sit, director tenure, retirement and succession, as set out in Interpublic’s Corporate Governance Guidelines.

Board Diversity Policy

The Board is committed to having a membership that reflects diverse perspectives, skills, geographic and cultural backgrounds, and experiences in areas relevant to the Company’s global operations. The Board has adopted a policy, included in the Corporate Governance Guidelines, formalizing its longstanding commitment to maintaining a gender and ethnically diverse Board.

In determining the needs of the Board and Interpublic, the Governance and Social Responsibility Committee considers the qualifications of sitting directors and periodically consults with the other members of the Board, the Chair and the CEO, (including as part of the Board’s annual self-evaluation), as well as other members of senior management and, where appropriate, external advisers. All directors are expected to exemplify the highest standards of personal and professional integrity and to assume the responsibility of challenging management through their active and constructive participation in meetings of the Board and its various committees, as well as through less formal communications with management.

Director candidates, other than sitting directors, are interviewed by other directors, including the CEO, and other key management personnel, and the results of those interviews are considered by the Governance and Social Responsibility Committee in its deliberations. The Governance and Social Responsibility Committee also reviews sitting directors who are considered potential candidates for re-election, in light of the above considerations and their past contributions to the Board.

Stockholders wishing to recommend a director candidate to the Governance and Social Responsibility Committee for its consideration should write to the Corporate Governance and Social Responsibility Committee, in care of its Chair, at The Interpublic Group of Companies, Inc., 909 Third Avenue, New York, NY 10022. Any recommendations will be considered for the next annual election of directors in 2024. A recommendation should include the proposed candidate’s name, biographical data and a description of his or her qualifications in light of the criteria listed above.

Succession Planning

Interpublic’s Board of Directors is actively involved in talent management. Annually, the Board reviews and analyzes the alignment of Interpublic’s strategy on personnel and succession with its overall business strategy. This includes a detailed discussion of Interpublic’s global leadership bench, strength and succession plans with a focus on key positions at the senior officer level. In addition, the committees of the Board regularly discuss the talent pipeline for specific critical roles at Interpublic and each of its global agencies. One of the principals of our comprehensive succession planning effort is the cultivation of a workforce that is diverse and a climate of inclusion that promotes the development, advancement and well-being of our key talent.

The Board seeks opportunities to provide potential leaders with exposure and visibility to Board members through formal presentations and by periodically holding Board and committee meetings at key operating units. In addition, the Board is regularly updated on key talent indicators for the overall workforce, including work environment, diversity, recruiting and development programs.

Code of Conduct

Interpublic has adopted a set of ethical standards known as the Code of Conduct, which applies to all employees of Interpublic and its subsidiaries and affiliates. Interpublic’s Corporate Governance Guidelines provide that members of the Board of Directors and officers (which includes Interpublic’s Chief Executive Officer, Chief Financial Officer, Controller and Chief Accounting Officer and other persons performing similar functions) must comply with the Code of Conduct. In addition, the Corporate Governance Guidelines state that the Board will not waive any provision of the Code of Conduct for any director or executive officer. The Code of Conduct, including future amendments, may be viewed on Interpublic’s website at http://www.interpublic.com or a copy may be obtained free of charge by writing to The Interpublic Group of Companies, Inc., 909 Third Avenue, New York, NY 10022, Attention: SVP & Secretary.

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Our Corporate Governance Framework

STOCKHOLDER ENGAGEMENT

We maintain a robust year-round stockholder engagement program to properly understand stockholder interests, and our senior management and investor relations team routinely communicate with our stockholders to solicit their views with respect to key corporate matters. The below information highlights our stockholder engagement efforts in 2022. We believe our proactive engagement approach has resulted in constructive feedback and input from stockholders and we intend to continue these efforts.

WHO WE ENGAGE	MANNER OF ENGAGEMENT	TOPICS WE DISCUSSED
• Institutional Investors • Sell-side Analysts • Retail Stockholders • Proxy Advisory Firms	• One-on-one and group meetings • Earnings Calls • Industry Presentations and Conferences • Written and Electronic Communications	• Overall Corporate Strategy • Current Business Conditions • Financial Updates • ESG Matters

PRIMARY ENGAGEMENT RESOURCES AND TOOLS
• Quarterly Earnings • Our website at: investors.interpublic.com	• Annual Proxy Statement • Annual Meeting	• Annual Report • ESG Report

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Interested parties may contact Interpublic’s Board of Directors, the Non-Management Directors as a group, or any individual director, as applicable, by writing to them at the following address:

c/o SVP & Secretary

The Interpublic Group of Companies, Inc.

909 Third Avenue

New York, NY 10022

Communications to the Board, the Non-Management Directors or to any individual director that relate to Interpublic’s accounting, internal accounting controls or auditing matters will also be referred to the chairperson of the Audit Committee. Other communications will be referred to the Chair of the Board (whose responsibilities are described below) or the appropriate committee chairperson.

MEETINGS AND COMMITTEES OF THE BOARD

Attendance at Board of Directors and Committee Meetings

The Corporate Governance Guidelines provide that each director is expected to be prepared for, attend and participate in, at least 75% of all regularly scheduled and special meetings of the Board and meetings of the Committees on which a Board member serves, absent special circumstances. The Board of Directors held 8 meetings in 2022 and committees of the Board held a total of 19 meetings. During 2022, each director attended more than 75% of the total number of meetings of the Board of Directors and committees on which he or she served.

Attendance at Annual Meeting of Stockholders

While Interpublic does not have a specific policy for attendance by directors at the Annual Meeting of Stockholders, each Director attended the 2022 virtual annual meeting.

Board Structure and Committees

The standing committees of the Board consist of the Audit Committee, the Compensation and Leadership Talent Committee and the Corporate Governance and Social Responsibility Committee. The activities of the Audit Committee, Compensation and Leadership Talent Committee, and the Governance and Social Responsibility are each governed by a charter that may be viewed on Interpublic’s website at http://www.interpublic.com or may be obtained free of charge by writing to The Interpublic Group of Companies, Inc., 909 Third Avenue, New York, NY 10022, Attention: SVP & Secretary. A description of the responsibilities of each standing committee of the Board is provided below under the heading “Committees of the Board of Directors.”

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Our Corporate Governance Framework

The Company also has an Executive Committee that acts on the Board’s behalf in between Board meetings if necessary. The members of the Executive Committee are the Committee Chairs and the independent, non-executive Chair of the Board. The Executive Committee did not hold any meetings in 2022.

Committees of the Board of Directors

The following table shows the directors who are currently members or chairpersons of each of the standing Board committees and the number of meetings each committee held in 2022.

Name		Audit	Compensation and Leadership Talent	Corporate Governance

Jocelyn Carter-Miller	I	●		C

Mary J. Steele Guilfoile	I	C		●

Dawn Hudson	I		●	●

Jonathan F. Miller	I		●	●

Patrick Q. Moore	I	●	●

Linda S. Sanford	I	●		●

David M. Thomas	◆ I		●	●

E. Lee Wyatt, Jr. (1)	I	●	C

Number of Meetings in 2022		8	6	5

(1)	Mr. Wyatt was appointed Chair of the Compensation and Leadership Talent Committee, effective March 1, 2022, replacing Mr. Thomas.

◆ - Chair of the Board        C - Committee Chair        ● - Member        I - Independent Director

Audit Committee

Roles and Responsibilities:

•  Reviews the annual financial information to be provided to stockholders and filed with the SEC;

•  Reviews the system of internal controls established by management;

•  Reviews financial reporting policies, procedures and internal controls;

•  Reviews and oversees the internal and external audit processes;

•  Responsible for the selection, compensation, retention and oversight of Interpublic’s registered independent public accounting firm;

•  Responsible for the other activities described in greater detail in the Audit Committee Report on page 28; and

•  Responsible for other activities described in greater detail under the heading:

–  “Board Risk Oversight” on page 17; and

–  “Transactions with Related Persons” on page 18.

Independence and Financial Literacy

Each member of the Audit Committee is independent in accordance with the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

The Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined under applicable SEC rules and regulations.

Committee Members: Carter-Miller (F, I) Guilfoile (C, F, I) Moore (F, I) Sanford (F, I) Wyatt (F, I) Number of meetings during 2022: 8

C =	Committee Chair
F =	Determined by the Board to be an Audit Committee Financial Expert as defined under applicable SEC rules and regulations
I =	Determined by the Board to be independent under the NYSE Listing Standards and applicable SEC rules and regulations

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Compensation and Leadership Talent Committee

Roles and Responsibilities:

•  Reviews and adopts the executive compensation philosophy for the Company;

•  Reviews the Company’s initiatives to attract, develop and retain key employees on an ongoing basis and, with the full Board, reviews succession plans for key executive positions;

•  Reviews and recommends to the Board, the compensation of the CEO;

•  In consultation with the CEO, approves the compensation of the executive officers, other than the CEO, and approves the compensation of other senior executives of the Company and its subsidiaries;

•  Oversees and administers the Company’s equity performance incentive plans;

•  Establishes the performance measures and goals and verifies the achievement of performance goals under performance-based incentive compensation and equity plans; and

•  Reviews the Company’s share ownership guidelines for selected senior executives.

The Compensation Committee’s primary processes for establishing and overseeing executive compensation are described in the Compensation Discussion & Analysis under the heading “Compensation Philosophy and Basic Principles” on page 41.

Independence

Each member of the Compensation and Leadership Talent Committee is independent in accordance with the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

Committee Members: Hudson (I) J. Miller (I) Moore (I) Thomas (I) Wyatt (C, I) Number of meetings during 2022: 6

C =	Committee Chair
I =	Determined by the Board to be independent under the NYSE Listing Standards and applicable SEC rules and regulations

Corporate Governance and Social Responsibility Committee

Roles and Responsibilities:

•  Oversees corporate governance issues and makes recommendations to the Board;

•  Identifies, evaluates, and recommends candidates for nomination to the Board and the appointment of Board committee members;

•  Reviews and makes recommendations to the Board regarding director independence;

•  Reviews and advises management on the Company’s sustainability and corporate social responsibility initiatives;

•  Oversees and recommends to the Board the CEO succession planning;

•  Oversees the annual self-evaluation process of the Board and Committees; and

•  Responsible for approving the compensation paid to the Board and committee members.

Independence

Each member of the Corporate Governance and Social Responsibility Committee is independent in accordance with the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

Committee Members: Carter-Miller (C, I) Guilfoile (I) Hudson (I) J. Miller (I) Sanford (I) Thomas (I) Number of meetings during 2022: 5

C =	Committee Chair
I =	Determined by the Board to be independent under the NYSE Listing Standards and applicable SEC rules and regulations

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Our Corporate Governance Framework

BOARD LEADERSHIP STRUCTURE

Our Corporate Governance Guidelines permit the roles of Chair of the Board and Chief Executive Officer to be filled by the same or different individuals, based on our needs, best practices and the interests of our stockholders. This allows the Board flexibility to determine whether the two roles should be combined or separated based upon our needs and the Board’s assessment of its leadership from time to time, believing that the best leadership structure may vary as circumstances warrant. After careful consideration, the Board made a determination that an independent Chair would be the most appropriate Board leadership structure at this time. David Thomas has been appointed by the Board to serve as Non-executive Chair, effective January 1, 2022.

Mr. Thomas, who is independent in accordance with SEC and NYSE rules, presides at meetings of our stockholders and directors and leads the Board in fulfilling its responsibilities. The Board benefits from Mr. Thomas’ extensive and diversified leadership, and financial management experience. He also has strong public company board experience and has intimate familiarity with our history and business, having served as the Board’s Presiding Director since 2013 and serving on the Board since 2004.

The Board believes that the corporate governance measures it has in place ensure that strong, independent directors effectively oversee our management and provide vigorous oversight of our key issues relating to strategy, risk and integrity.

The Board believes the current structure provides an appropriate degree of oversight and allows Mr. Krakowsky, our Chief Executive Officer, to focus on the operational and strategic objectives of the Company. This structure also enhances the information flow between management and the Board, which are essential to effective governance, and ensures the continuity of efficient and effective leadership, which is in the best interests of Interpublic and our stockholders.

Non-Executive Chair

The independent, non-executive Chair of the Board helps to coordinate communications between the Board and management of Interpublic. In this role, the non-executive Chair convenes and chairs meetings and executive sessions of the Non-Management Directors, coordinates feedback to the Chief Executive Officer on behalf of the Non-Management Directors on business issues and management, coordinates and develops with the Chief Executive Officer the agendas and presentations for meetings of the Board and, as appropriate, is available for direct communication with stockholders who request such a communication.

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RISK OVERSIGHT AND MANAGEMENT

Board of Directors Risk Oversight
• Strategic and Competitive • Brand and Reputational • Operational • Capital Allocation • Mergers and Acquisitions	• Financial • Legal and Regulatory • Cybersecurity • CEO Succession Planning • Investor Relations

Audit Committee	Compensation and Leadership Talent Committee	Corporate Governance and Social Responsibility Committee

•  Financial Statements

•  Audits and relationship with Auditors

•  Internal Controls

•  Enterprise Risk Management

•  Cybersecurity and Information Technology (shared with the Board)

•  Privacy

•  Tax

•  Code of Ethics and Business Conduct

•  Related Person Transactions

•  Applicable Legal, Regulatory and Compliance

	• Executive Compensation • Talent Development and Retention • Equity-based Incentive Plans • Succession Planning (shared with the Board) • Applicable Legal, Regulatory and Compliance	• Governance Structure and Processes • Corporate Social Responsibility • DE&I (shared with the Board) • Board Succession Planning • Applicable Legal, Regulatory and Compliance

Management Key Risk Responsibilities
• Responsible for day-to-day risk assessment and risk management. • Implements and maintains processes and procedures to identify, evaluate and address identified risks.	• Conducts appropriate risk assessments to identify significant existing and emerging risks to the Company.	• Reports regularly to the Audit Committee concerning significant risks facing the Company, along with updates on mitigation activities implemented to address risks.

Board Risk Oversight

Our Board actively oversees Interpublic’s risk management activities both directly and through its committees. The Board considers various risk topics throughout the year, including risks associated with our strategic plan, business and operations, information technology (including cybersecurity), acquisition and capital allocation program, and capital structure and liquidity, among many others. The Board also oversees the Company’s risk assessment and risk management policies and performs an annual review and assessment of the primary operational and regulatory risks facing Interpublic, their relative magnitude and management’s plan for mitigating these risks. Reports from each committee chairperson are given to the Board at each regular Board meeting regarding the applicable committee’s considerations and actions, as well as reports from senior leaders across the organization who are responsible for oversight of particular risks within the Company, as necessary. Additionally, the Board periodically visits certain of our principal operating units in and outside the U.S., which provides the directors with an opportunity to observe the Company’s operations and to interact with employees outside of the boardroom.

One of the primary responsibilities of our Board is to oversee Interpublic’s cybersecurity and information security risk management and controls. Throughout the year, our Chief Information Officer provides the Board and the Audit Committee with reports addressing a broad range of topics, including updates on policies and practices, industry trends, and ongoing efforts to prevent, detect, and respond to internal and external critical threats. Our Chief Information Officer works closely with key stakeholders, including internal committees such as the information security steering committee, peer institutions, and

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Our Corporate Governance Framework

industry groups, in order to manage cybersecurity and information security risk. Interpublic maintains, and we require our third-party service providers to maintain, security controls designed to ensure the confidentiality, integrity, and availability of our systems and the confidential and sensitive information we maintain and process. Additionally, Interpublic’s employees are required to complete trainings that cover security and privacy best practices and company policies.

Committee Risk Oversight

Each of the Board’s committees assists the Board in fulfilling its role by overseeing the risks in areas over which they have responsibility.

•

Audit Committee – The Audit Committee oversees Interpublic’s financial risks related to financial reporting, internal controls, internal and external auditing matters, legal and compliance risks and major privacy, security and business continuity risks. The Audit Committee also manages the design and operation of Interpublic’s enterprise risk management program and, in conjunction with the Board, oversees its cybersecurity framework, including the strategy, policies and practices implemented by the organization to appropriately mitigate such risks. Such oversight includes discussions with management and internal auditors on the magnitude and steps taken to address and mitigate any such risks. The Audit Committee also has oversight of risks related to Interpublic’s compliance with its Code of Conduct, including the receipt of anonymous complaints or concerns from employees on accounting, internal accounting controls and auditing matters. Additionally, the Audit Committee administers, and monitors risks associated with Interpublic’s Related Person Transaction Policy (as discussed below).

•

Compensation and Leadership Talent Committee – The Compensation Committee evaluates and manages risks relating to Interpublic’s incentive and equity-based compensation plans and arrangements, as well as Interpublic’s overall compensation philosophy and practices. Together with the Board, the Compensation Committee also oversees risks related to executive succession planning and leadership development.

•

The Corporate Governance and Social Responsibility Committee – The Corporate Governance and Social Responsibility Committee manages and oversees potential risks associated with corporate governance, including board and committee effectiveness and composition, director independence and board succession. The Committee oversees Interpublic’s sustainability and corporate social responsibility initiatives and, in conjunction with the Board, has oversight of our diversity and inclusion programs.

Management Risk Oversight

Interpublic’s senior management is responsible for assessing and managing the Company’s various exposures to risk on a day-to-day basis, including the identification of risks through a robust enterprise risk management framework and the creation of appropriate risk management programs and policies to address such risks. Our Executive Risk Committee which is comprised of senior leaders across the organization has primary responsibility for overseeing the risk framework, and identifying our overall risk appetite, and the material risks facing our company. Management regularly reports to the Audit Committee on a variety of significant risks facing the Company. To learn more about these risks, you can review Item 1A. Risk Factors in the 2022 Annual Report on Form 10-K. The risks described in the Form 10-K are not the only risks facing the Company. Additional risks and uncertainties also may materially adversely affect the company’s business, financial condition, or results of operations in future periods.

TRANSACTIONS WITH RELATED PERSONS

Interpublic’s Code of Conduct requires directors and employees to avoid activities that could conflict with the interests of Interpublic, except for transactions that are disclosed and approved in advance. Interpublic has adopted a Related Person Transaction Policy under which approval is required for any transaction, agreement or relationship between Interpublic or any of its consolidated subsidiaries and a Related Person (a “Related Person Transaction”).

Under the Related Person Transaction Policy, a “Related Person” is defined as any (i) director, nominee for election as a director, an executive officer or any of their “immediate family members” (as defined by the Related Person Transaction Policy); (ii) any entity, including not-for-profit and charitable organizations, controlled by or in which any of the foregoing persons have a substantial beneficial ownership interest; or (iii) any person who is known to be, at the time of the transaction, the beneficial owner of more than 5% of the voting securities of Interpublic or an immediate family member of such person.

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Under the policy, Related Person Transactions do not include any employee benefit plan, program, agreement or arrangement that has been approved by the Compensation Committee or recommended by the Compensation Committee for approval by the Board.

To facilitate compliance with the policy, the Code of Conduct requires that employees, including directors and executive officers, report circumstances that may create or appear to create a conflict between the personal interests of the individual and the interests of Interpublic, regardless of the amount involved, to Interpublic’s Chief Risk Officer using Interpublic’s Compliance Report Form. Each director and executive officer annually confirms to the Company his or her compliance with the Related Person Transaction Policy as part of the preparation of Interpublic’s Annual Report on Form 10-K and its annual proxy statement. Director nominees and persons promoted to executive officer positions must also confirm such compliance at the time of their nomination or promotion. Management also reviews its records and makes additional inquiries of management personnel and, as appropriate, third parties and other sources of information for the purpose of identifying Related Person Transactions, including Related Person Transactions involving beneficial owners of more than 5% of Interpublic’s voting securities.

The Audit Committee reviews transactions subject to the Related Person Transaction Policy and determines whether to approve or disapprove those transactions, by examining whether or not the transactions are fair, reasonable and within Interpublic policy. The Audit Committee makes its determination by taking into account all relevant factors and any controls that may be implemented to protect the interests of Interpublic and its stockholders. Among the factors that the Audit Committee takes into account in determining whether a transaction is fair and reasonable, as applicable, are the following:

•	The benefits of the transaction to Interpublic;

•	The terms of the transaction and whether they are arm’s-length and in the ordinary course of Interpublic’s business;

•	The direct or indirect nature of the Related Person’s interest in the transaction;

•	The size and expected term of the transaction; and

•	Other facts and circumstances that bear on the materiality of the Related Person Transaction under applicable law and listing standards.

No director may participate in any consideration or approval of a Related Person Transaction with respect to which they or any of their immediate family members is the Related Person. Related Person Transactions not approved or ratified as required by the Related Person Transaction Policy are subject to termination by Interpublic. If the transaction has been completed, the Audit Committee will consider if rescission of the transaction is appropriate and whether disciplinary action is warranted.

Related Person Transactions

Since January 1, 2022, there have been no transactions involving a Related Person identified in the responses to the annual questionnaire sent to each director and executive officer of Interpublic or that otherwise are known to the Audit Committee or Interpublic.

DIRECTOR SHARE OWNERSHIP GUIDELINES

Each Non-Management Director is expected, within 5 years of joining the Board, to accumulate a minimum share ownership in Interpublic stock equal to five times the annual cash retainer paid to Non-Management Directors. Outstanding shares of restricted stock are included in a director’s share ownership. All Non-Management Directors standing for re-election, as of December 31, 2022, have met or exceeded these guidelines. The Company believes that the equity component of director compensation serves to further align the Non-Management Directors with the interests of our stockholders. For information about share ownership of our Non-Management Directors, see “Non-Management Director Compensation” on page 25 and “Share Ownership of Management” on page 69. For a discussion of the share ownership guidelines applicable to Interpublic’s executives, see “Compensation Discussion & Analysis — Share Ownership Guidelines” on page 46.

HEDGING/PLEDGING PROHIBITIONS

Directors and only executive employees subject to the share ownership guidelines are prohibited from engaging in any transaction involving:

•	a short sale or derivative that is designed to hedge against the market risk associated with ownership of IPG shares; and

•	the pledging of IPG shares that he or she owns as security or collateral for any obligation, including, but not limited to, holding shares in a margin account.

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OUR VALUES

This section describes how IPG embraces corporate values centered around our ESG Strategic Priorities. These priorities are covered in-depth in our ESG Report, which is found on our website, and include:

•	Diversity, Equity and Inclusion

•	Climate Action

•	Human Capital

•	Data Ethics and Privacy

•	Responsible Media and Content

DIVERSITY, EQUITY AND INCLUSION ARE ESSENTIAL TO CREATING LONG TERM VALUE

Diversity, equity and inclusion are essential priorities for IPG, and key in how we define culture. We strive to ensure that our workplace, workforce, and work prioritize these values. Cultivating an inclusive environment for all, that centers equity and fosters diversity, allows us to be our best. It is critical that our talent represents our global communities and consumers, that they are open to different perspectives and have support for well-being and growth. An inclusive environment is essential to help clients make authentic and responsible connections with their customers. IPG is committed to a people-first philosophy for our colleagues, clients, consumers, and communities.

IPG has remained steadfast in our commitment to fostering a community of wellbeing and flexibility. In 2022, we continued to face social inequalities, climate crises, global health challenges and a rapidly changing economy. As the world has entered a new era of working, IPG focused on leveraging the tenets of our inclusive culture to maintain employee connection, prioritizing work-life integration, and closely monitoring job satisfaction. In 2022, these commitments allowed us to navigate the rapidly changing talent market and differentiate ourselves as a truly people-first organization.

LEADERSHIP COMMITMENT AND ACCOUNTABILITY ON DIVERSITY

The Role of Leadership

IPG has taken the lead as an advertising holding company in pushing for a more inclusive and diverse industry. IPG was the first in our industry to appoint a Chief Diversity Officer and the first to release race and gender composition of U.S. employees. We value accountability which includes transparency, leadership engagement and the resources required to advance this work. This long-standing commitment continues as we appointed a new Chief Diversity & Social Impact Officer in 2022. This redefined role, which reports directly to IPG’s CEO, is a core member of the executive leadership team, is responsible for building a global vision and strategy that will lead IPG to building an even more diverse, inclusive and equitable workforce and workplace.

The IPG Board of Directors remains engaged with and committed to the progress on diversity metrics and performance against goals each year at the holding company and our agencies. The Chief Diversity Officer regularly presents status updates to the Board, as well as to other members of management. The directors also seek diverse candidates of varied experiences, industries, and backgrounds to join the Board. Four of the Board’s current members identify as women and one member of the Board is African American. Agencies have high priority objectives tied to performance, diversity, talent-related practices and inclusive cultures. Incentive compensation is tied to quantitative metrics and qualitative assessments of their initiatives. Agencies across the holding company have invested in building out culture and diversity and inclusion teams that produce annual strategies and goals tied to advancing this work; these goals are regularly reviewed by CEOs and leadership teams.

Inclusive Sourcing and Business Partner Diversity - Business diversity is a strategic corporate initiative at IPG and a core element of our overall commitment to diversity. IPG is committed to working with suppliers and partners who reflect the diversity of our world, our stakeholders and our clients’ customers. A diverse supplier base gives IPG a competitive advantage and helps to improve lives in our communities and around the world. To that end, we actively seek out and provide opportunities for companies owned by women, racial and ethnic minorities, veterans, LGBTQ+ people and people with disabilities.

Our progress in doing business with more underrepresented and economically disadvantaged communities is an important metric. In 2021, IPG Mediabrands and MAGNA launched a first-of-its-kind Equity Upfront initiative to raise visibility for Black-owned media businesses. IPG partners with leading certification organizations that represent those communities, and several of our agencies are involved with Free the Work, a not-for-profit organization dedicated to providing opportunities for women and people of color to direct and support production for advertising campaigns.

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Our Values

INITIATIVES FOR INCLUSIVE LEARNING, COLLABORATION AND ACTION

IPG and our agencies provide many programs in support of diversity, equity and inclusion. Through events, training, curated and bespoke content, research and tools, IPG fosters awareness and action on an array of critical issues that are vital for the recruitment, retention, advancement, well-being and belonging of people who are part of under-represented groups. IPG and our agencies offer many programs and resources. Examples of the topics IPG addresses include:

•	Mental health and physical well-being, with recognition of disparities affecting women, people of color and other underrepresented groups

•	Culturally sensitive and inclusive marketing and advertising

•	Inclusive behaviors and meeting practices

•	Support for employees or their family members with disabilities

•	Cultural and historical explorations

•	Allyship

•	Managing, mentoring and sponsoring diverse talent

Business Resource Groups - IPG’s business resource groups provide support and networking opportunities for our employees. In 2022, we saw the emergence of even more resource groups across our agencies globally that support local employees and regions. These groups receive funding support for critical programs from the corporate diversity, equity and inclusion team and our agencies. IPG’s current roster of organizations, which serve all agencies, includes:

•	Asian Heritage Group

•	Black Employee Network

•	PLUS: IPG’s LGBTQIA+ Group

•	SOMOS: Hispanic/Latino Heritage Group

•	Women’s Leadership Network (WLN)

VALUES-DRIVEN POLICIES AND PRINCIPLES

Anti-Harassment and Equal Employment Policy ensures a fair, ethical and respectful work environment that provides equal employment opportunities to all employees and applicants for employment without regard to race, color, religion, creed, national origin, gender, sexual orientation, age, gender identity, marital status, citizenship, disability, genetic information or veteran status or any other basis prohibited by applicable federal, state or local law.

IPG’s Board Diversity Policy formalizes our longstanding commitment to maintaining a gender and ethnically inclusive board that reflects diverse perspectives, skills, geographic and cultural backgrounds, and experiences in areas relevant to our global operations. 45 percent of IPG’s board members are women.

Code of Conduct - IPG’s Code of Conduct sets expectations for a work environment that embodies respect and dignity for all employees globally. The Code makes clear our policies that prohibit discrimination based on gender identity, race, ethnicity, nationality, religion, age, sexual orientation, disability and other dimensions of diversity. Our Code also sets out our zero tolerance policies against harassment of all types including sexual and racial harassment. Annual training reinforces these expectations, and we have a very high level of participation in this training across the company.

Domestic and International Travel Policies are updated to encourage more sustainable business travel.

Environmental Sustainability Policy is an update to our previous policy and focuses on our commitment to the highest environmental standards and fulfillment of our responsibility on climate action, protecting natural resources, limiting pollution and being transparent about our progress. The Policy establishes best practices for IPG and individual employees to reduce our impact on the environment.

Employee and Family Leave Policy offers a minimum of twelve weeks of leave at 100% pay for all employees globally, including primary and secondary caregivers. This can be applied to parental leave as well as to care for a spouse or parent. Some of our agencies and IPG offer unlimited PTO.

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Our Values

Human Rights Policy codifies IPG’s commitment to the highest ethical standards and fulfillment of our social responsibilities, specifically with regards to adhering to a set of values centered around respect for every individual and appreciation for universal principles of human rights.

IPG’s Physical & Environmental Security Policy covers the handling of sensitive data, and we also maintain policies and procedures to comply with privacy and data security laws and regulations, such as the General Data Protection Regulations (GDPR) of the European Union and UK, the California Consumer Privacy Act (CCPA), and other privacy and data protection regulations across the markets in which we operate

Media Responsibility Index (MRI), created by IPG Mediabrands and MAGNA, promotes industry standards around brand safety and media. This year’s MRI 4.0 assessed150+ partners from a variety of formats across 15 countries and established four new Environmental, Social and Governance (ESG) priorities for partner accountability.

Responsible Media and Content Principles, new in 2022, and based on the understanding that our companies are responsible for creating some of the world’s most recognizable marketing campaigns, and we expect such work to support the long-term well-being of our communities and our planet.

ESG REPORTING

IPG publishes progress on all our ESG strategic priorities in one, comprehensive ESG report. This report includes the measurement of our emissions and other environmental impacts using GHG Protocol Corporate Standards at all of our buildings around the world. We track energy use and greenhouse gas emissions and publish our data via the Global Reporting Initiative (GRI). IPG responds annually to the CDP and was the first U.S.-based holding company to become a signatory of the United Nations Global Compact. In 2020, IPG became the first company in our industry, globally, to report within the SASB framework. And, in 2021, we became the first U.S.-based advertising holding company to disclose in accordance with TCFD (Task Force on Climate-related Financial Disclosures) recommendations, and the first US-based advertising holding company to receive limited external assurance on certain ESG data, including selected GHG emissions and selected EEO-1 data. It was also our first report to combine various reporting frameworks into one comprehensive disclosure, including the GRI Standards, SASB Standards, TCFD recommendations, UN Global Compact and UN Sustainable Development Goals.

CLIMATE TARGETS

IPG is committed to reaching net-zero carbon across our operations by 2040 and to sourcing 100% renewable electricity by 2030. To reach these goals, we have set interim targets to reduce our scopes 1 and 2 emissions by 50%, and our scope 3 emissions by 30%, by 2030. We have submitted these targets for validation by the Science Based Targets initiative, the best-practice framework for validating emissions reduction targets, and expect to receive validation within the year.

SUPPORTING UNITED NATIONS SUSTAINABLE DEVELOPMENT GOALS

IPG is an active supporter of the UN Sustainable Development Goals (SDGs). These 17 global goals are part of the 2030 Agenda for Sustainable Development. IPG has specifically adopted SDG #6: access to water and sanitation for all. As part of this commitment, IPG has partnered with charity: water on several initiatives that bring water to those around the world, with the understanding that when a community gains access to water, many things begin to change for the better, including greater access to education for women and girls as well as better health in communities overall. Our ESG Report maps our work to the SDGs.

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Our Values

PARTNERSHIPS THAT SUPPORT OUR ESG PRIORITIES

IPG supports numerous community-based organizations and is actively involved in partnerships to advance diversity, equity and inclusion and climate action as well as data privacy and other ESG priority areas. A selection of our active involvements is provided below.

AdGreen	Ad Net Zero

IPG is a founding member of AdGreen, which unites the advertising industry toward a zero-waste and zero-carbon future through training, offsetting plans, and a carbon calculator and certification process for advertising production.

IPG holds a seat on the Global Leadership Group for Ad Net Zero, the advertising industry’s drive to reduce the carbon impact of developing, producing and running advertising.

Catalyst	Center for Information Policy Leadership and Future of Privacy Forum

IPG is a long-time member of this leading international research organization’s work to advance equality and inclusion for women from all backgrounds as well as people who are cultural and racial minorities, living with disabilities, non-conforming gender identities and all sexual orientations.

IPG holds advisory seats on these two organizations focused on global solutions and best practices for privacy and responsible use of data.

CEO Action	Civic Alliance
IPG is a member of the CEO Action for Diversity & Inclusion™, the largest CEO-driven business commitment to advance diversity and inclusion in the workplace.	IPG is a member of this organization that supports participatory democracy, and we have signed onto the organization’s “100 Percent in for Democracy pledge.

Coqual	Green the Bid

IPG is a member of the global think tank Coqual, formerly known as The Center for Talent Innovation. We partner on research studies to inform our objectives and learn about effective processes to improve representation, retention, advancement and inclusive workplace culture.

IPG is a member of this not-for-profit grassroots organization bringing together the stakeholders in the commercial production community to reduce the emissions from advertising production.

Information Accountability Foundation	PFLAG
IPG holds a board seat on this organization which works to foster effective and accountable information governance systems.	An organization dedicated to helping parents, families, friends and co-workers understand and support challenges faced by people who identify as LGBTQIA+.

Privacy for America	Tannenbaurm
IPG holds a steering committee seat on this organization that supports federal legislation that clearly defines prohibited data practices that make personal data vulnerable to breach or misuse.	A not-for-profit dedicated to acceptance and learning for workplaces that support employees’ religious differences.

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Our Values

Time to Vote	UN Global Compact
IPG is a member of this a nonpartisan coalition of businesses working to contribute to the culture shift needed to increase voter participation in U.S. elections.	IPG is a participant in The UN Global Compact and is committed to upholding its principles such as environmental sustainability, gender equality, fair labor practices and partnerships.

Unstereotype Alliance

IPG is an active participant of the UN Women’s Unstereotype Alliance, which seeks to eradicate harmful stereotypes in media and advertising content and to address biases in market research and the creative process.

ESG RECOGNITION

ESG INDEX LISTINGS

DOW JONES SUSTAINABILITY INDEX NORTH AMERICA	S&P 500 ESG AND THE S&P GLOBAL 1200 ESG INDICES

IPG has been included on the Dow Jones Sustainability Index (DJSI) North America for two consecutive years. The DJSI North America scores and ranks the ESG performance of the 600 largest U.S. and Canadian companies; the top 20% of sustainability performers are listed on the Index. IPG is the only advertising holding company on the Index.

IPG is listed on the S&P 500 ESG and the S&P Global 1200 ESG, two S&P indices that recognize companies’ work on ESG priorities. Additionally, IPG is included on the FTSE4Good Index, which identifies companies that demonstrate strong ESG practices measured against international standards.

BLOOMBERG GENDER EQUALITY INDEX (GEI)	HUMAN RIGHTS CAMPAIGN FOUNDATION’S CORPORATE EQUALITY INDEX

IPG has been listed on the Bloomberg Gender Equality Index (GEI), a premier ranking of global companies for three consecutive years. Those included on the Index have provided a comprehensive look at their investment across five pillars: female leadership and talent pipeline, equal pay and gender pay parity, inclusive culture, sexual harassment policies, and pro-women brand.

For 13 years, IPG received a score of 100 percent on the Human Rights Campaign Foundation’s Corporate Equality Index (CEI), the nation’s premier benchmarking survey and report measuring corporate policies and practices related to LGBTQ workplace equality. The CEI rates companies on detailed criteria falling under five broad categories: non-discrimination policies, employment benefits, demonstrated organizational competency and accountability around LGBTQ diversity and inclusion, public commitment to LGBTQ equality, and responsible citizenship.

KEY ESG RANKINGS

IPG has also been recognized in various categories in top publications:

•  Newsweek – named as one of “America’s Most Responsible Companies” in 2022 and 2023

•  Forbes and Statista – listed as one of “America’s Best Employers” 2022

•  Forbes – listed as one of the “Top Female-Friendly Companies” in 2022

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NON-MANAGEMENT DIRECTOR COMPENSATION

Annual Board/Committee Retainer Fees

During 2022, each Non-Management Director received annual compensation in the form of a cash retainer and an equity retainer, as well as the additional annual retainers, as applicable, set forth below.

(1)

Each Non-Management Director received an award of restricted shares of Common Stock (the “Restricted Shares”) having a market value of $225,000 on the date of grant, with the exception of Mr. Thomas, who received an award of Restricted Shares having a market value of $300,000 which includes compensation for his service as independent, Non-Executive Chair. On April 29, 2022, in accordance with The Interpublic Group 2019 Performance Incentive Plan (the “2019 PIP”), each Non-Management Director received a grant of 6,764 Restricted Shares (the “2022 Restricted Share Grant”), with the exception of Mr. Thomas, who received a grant of 9,019 Restricted Shares. A recipient of Restricted Shares has all rights of ownership with respect to the shares, including the right to vote and to receive dividends, except that, during a restricted period ending on the first anniversary of the date of the grant, (i) the recipient is prohibited from selling or otherwise transferring the shares and (ii) the shares are subject to forfeiture if the recipient’s service as a director terminates for any reason other than due to death.

Charitable Matching Program. Under a charitable matching program (the “Charitable Matching Program”), which was approved by the Board of Directors and has been in effect for a number of years, Interpublic matches up to $20,000 in charitable contributions made to eligible charities and academic institutions by members of the Board of Directors and certain senior management employees of Interpublic and its subsidiaries.

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Non-Management Director Compensation

DIRECTOR COMPENSATION TABLE

The following table shows the compensation paid to Non-Management Directors for 2022(1).

Name	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	All Other Compensation ($) (4)	Total ($)

Jocelyn Carter-Miller	125,000	225,000	20,000	370,000

Mary J. Steele Guilfoile	135,000	225,000	20,000	380,000

Dawn Hudson	100,000	225,000	2,760	327,760

Jonathan F. Miller	100,000	225,000	0	325,000

Patrick Q. Moore	100,000	225,000	20,000	345,000

Linda S. Sanford	100,000	225,000	20,000	345,000

David M. Thomas	181,250	300,000	20,000	501,250

E. Lee Wyatt Jr.	122,500	225,000	20,000	367,500

(1)

Philippe Krakowsky is not included in this table because he was an employee of Interpublic in 2022 and did not receive compensation for his service as a director. Mr. Krakowsky’s compensation as an employee of Interpublic is shown in the Summary Compensation Table on page 49, and the sections that follow the Summary Compensation Table.

(2)	Consists of annual retainer fees, Committee chair retainer fees and, for Mr. Thomas, the retainer fee for his service as the independent, Non-Executive Chair.

(3)

Consists of the grant date fair value of the restricted stock awards granted on April 29, 2022, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in the calculation of these amounts are set forth in Note 12 to Interpublic’s audited financial statements included in Interpublic’s Form 10-K for the year ended December 31, 2022 (the “2022 Form 10-K”).

(4)	For each director the amount shown consists entirely of matching charitable contributions made by Interpublic under the Charitable Matching Program.

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ITEM 2. APPOINTMENT OF REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention and oversight of Interpublic’s independent registered public accounting firm. As part of these responsibilities, the Audit Committee reviews the independence and performance of the independent accounting firm in connection with the Audit Committee’s determination of whether to engage another auditor as Interpublic’s independent accounting firm, and is involved in the selection of the independent accounting firm’s lead engagement partner. Included in this assessment is the Audit Committee’s review of the accounting firm’s independence and integrity, its expertise, performance and qualifications, as well as the quality of the firm’s personnel and communications.

The Audit Committee and the Board believe that it is in the best interests of Interpublic and our stockholders to retain PricewaterhouseCoopers to serve as our independent registered public accounting firm. In light of this, the Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as Interpublic’s independent registered public accounting firm for 2023. This firm has been Interpublic’s independent accounting firm since 1952.

A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers

The following is a summary and description of the fees for services provided by PricewaterhouseCoopers in 2021 and 2022.

Worldwide Fees (in Millions)

Fee Category	2021 ($)	% of Total	2022 ($)	% of Total

Audit Fees (A)	22.30	90.3%	25.42	91.2%

Audit Related Fees (B)	0.64	2.6%	0.84	3.0%

Tax Fees (C)	1.62	6.6%	1.20	4.3%

All Other Fees (D)	0.14	0.6%	0.40	1.5%

Total Fees	24.69	100%	27.86	100%

(A) Audit Fees:    Consists of fees and out-of-pocket expenses billed for professional services rendered for the audit of Interpublic’s consolidated financial statements and the audit of the effectiveness of Interpublic’s internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports and for services that are normally provided by PricewaterhouseCoopers in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation.

(B) Audit Related Fees:    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Interpublic’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, consultations concerning financial accounting and reporting standards, and other attest services not included in (A) audit fees.

(C) Tax Fees:    Consists of tax compliance/preparation and other tax services. Tax compliance/preparation includes fees billed for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, assistance with custom and duties audits, expatriate tax services and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services include miscellaneous tax consulting and planning.

(D) All Other Fees:    Consists of advisory services and licenses to online accounting information and general education accounting guidance.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee has established policies and procedures regarding pre-approval of all audit and permissible non-audit services provided by the independent accounting firm and is responsible for the audit fee negotiations associated with the engagement of the independent accounting firm. The permissible non-audit services include the services described above for which we paid Audit Related Fees, Tax Fees and All Other Fees. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may pre-approve particular services on a case-by-case basis. The Audit Committee has delegated pre-approval authority to the Committee’s Chairperson for projects less than $200,000, who must then report any such decision to the Audit Committee at the next scheduled meeting.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers as Interpublic’s independent registered public accounting firm for 2023.

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AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board. The Board has determined that each member of the Committee is independent and financially literate under the listing standards of the NYSE and satisfies the financial expertise requirements of the NYSE. The Board has also determined that each member of the Audit Committee has the requisite experience to be designated an “audit committee financial expert” as that term is defined under applicable SEC rules and regulations.

In accordance with its written charter, the primary function of the Audit Committee is to assist the Board of Directors in its oversight of Interpublic’s financial reporting process.

Management is responsible for Interpublic’s consolidated financial statements and overall reporting process, including the establishment of a system of internal controls over financial reporting. PricewaterhouseCoopers, Interpublic’s independent registered public accounting firm, is responsible for conducting annual audits and quarterly reviews of Interpublic’s consolidated financial statements and expressing opinions as to the conformity of the annual consolidated financial statements with generally accepted accounting principles and the effectiveness of Interpublic’s internal control over financial reporting.

In performing its oversight function for the year ended December 31, 2022, the Audit Committee:

•	Reviewed and discussed the audited consolidated financial statements with management;

•	Reviewed and discussed with PricewaterhouseCoopers the scope, staffing and general extent of the audit;

•

Reviewed with management and PricewaterhouseCoopers the selection, application and disclosure of Interpublic’s critical accounting policies used in the preparation of Interpublic’s annual audited financial statements;

•	Evaluated PricewaterhouseCoopers’s performance, qualifications and quality control procedures;

•	Pre-approved all services, both audit (including all audit engagement fees and terms) and permitted non-audit services performed by PricewaterhouseCoopers;

•	Reviewed management’s compliance with established policies for the hiring of current or former employees of PricewaterhouseCoopers;

•

Oversaw compliance with Interpublic’s Code of Conduct and procedures for the confidential and anonymous submission by employees of Interpublic and others of complaints about accounting, internal controls or auditing matters;

•

Reviewed with management, Interpublic’s internal auditors and PricewaterhouseCoopers, Interpublic’s significant internal accounting and financial reporting controls and any deficiencies or weaknesses relating to such internal accounting and financial reporting controls;

•

Reviewed and discussed with management, Interpublic’s internal auditors and PricewaterhouseCoopers, any disclosures made to the Committee by Interpublic’s Chief Executive Officer and Chief Financial Officer in connection with the certifications required by SEC rules to be made by each such officer in Interpublic’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•	Discussed with PricewaterhouseCoopers the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”); and

•

Received the written disclosures and the letter from PricewaterhouseCoopers required by applicable requirements of the PCAOB, discussed with PricewaterhouseCoopers matters relating to that firm’s independence and considered whether performance by PricewaterhouseCoopers of non-audit services for Interpublic is compatible with maintaining PricewaterhouseCoopers’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Interpublic’s Annual Report on Form 10-K for the year ended December 31, 2022.

THE AUDIT COMMITTEE

Mary J. Steele Guilfoile, Chair

Jocelyn Carter-Miller

Patrick Q. Moore

Linda S. Sanford

E. Lee Wyatt Jr.

February 16, 2023

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ITEM 3. ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with a federal securities law requirement, enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and related SEC rules, we are submitting to an advisory vote of stockholders the compensation of our named executive officers as disclosed in the Compensation Discussion & Analysis, the compensation tables, and the narrative discussion set forth on pages 31 to 66 of this Proxy Statement. In addition to complying with this legal requirement, the Board recognizes that providing stockholders with an advisory vote on named executive officer compensation may produce useful information on investor sentiment with regard to the Company’s executive compensation programs.

At our annual meeting of stockholders held in May 2022, a substantial majority of our stockholders voted on an advisory basis to approve the compensation received by our named executive officers in calendar year-end 2021. The Compensation Committee believes this reflects stockholders’ support of the Company’s approach to executive compensation.

As described in the Compensation Discussion & Analysis section of this Proxy Statement, our compensation programs and underlying principles, as developed and administered by the Compensation Committee, are designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives who are crucial to our long-term success. The compensation paid to our named executive officers reflects our commitment to pay for performance and includes long-term cash and equity awards that are designed to encourage management to achieve results to the mutual benefit of stockholders and management. Moreover, a significant portion of our named executive officers’ annual cash compensation is paid in the form of annual performance-based incentives, which are contingent on the Company’s achievement of pre-defined performance objectives.

We encourage you to carefully review the Compensation Discussion & Analysis beginning on page 31 of this Proxy Statement for additional details on Interpublic’s executive compensation, including Interpublic’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation paid to our named executive officers in calendar year-end 2022. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the approval of the compensation of our named executive officers as described in this Proxy Statement, with the following non-binding and advisory resolution to be presented at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers of The Interpublic Group of Companies, Inc., as described in the Compensation Discussion & Analysis, compensation tables and narrative discussion set forth on pages 31 to 66 of this Proxy Statement, is hereby approved.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote when making future compensation decisions pertaining to named executive officers.

The Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

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ITEM 4. ADVISORY VOTE TO APPROVE FREQUENCY OF ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The federal securities laws as amended by the Dodd-Frank Act require us, at least once every six years, to hold an advisory stockholder vote on the frequency with which Interpublic should submit the compensation of the named executive officers to an advisory vote of stockholders. Stockholders may choose among three options: (1) an annual vote, (2) a vote every two years (biennial), or (3) a vote every three years (triennial). Starting with our annual meeting held in 2011, we have held annual votes on executive compensation.

The Board believes that an annual advisory vote on executive compensation is consistent with having a regular dialogue with our stockholders on corporate governance matters, including executive compensation. An annual stockholder vote allows our stockholders to provide us with direct and immediate feedback regarding the effectiveness of our compensation programs, and provides our Board and compensation committee with the opportunity to consider stockholder views as part of its regular compensation review.

Effect of Proposal

The Board values the opinions of Interpublic’s stockholder as expressed through their votes and other communications. Although the resolution is non-binding, the Board will carefully consider the outcome of the frequency vote and other communications from stockholders when making future decisions regarding the frequency of the say-on-pay vote.

Vote Required

The option receiving the greatest number of votes will be considered the frequency recommended by the Company’s stockholders.

The Board of Directors recommends that you vote “FOR” an ANNUAL advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement.

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COMPENSATION DISCUSSION & ANALYSIS

EXECUTIVE SUMMARY

2022 BUSINESS HIGHLIGHTS

IPG reported strong 2022 results, highlighted by organic revenue growth that exceeded our expectations coming into the year, and margin performance that consolidated the accelerated gains we have made in recent years. Our growth was broadly shared across our agencies, geographic regions and client sectors, and was supported by the disciplined operating execution that has characterized our company for a number of years.

Our three-year organic growth stack stands at 14% — a level of performance that speaks to the strength and relevance of our offerings, particularly in services and sectors demanding emerging media, precision and accountability.

During the year, we continued to further evolve our offerings, investing in new capabilities and innovation to help our clients succeed in today’s digital economy. This included acquiring a stake in The Famous Group, a company that creates mixed and augmented reality for sports and other live events, and acquiring RafterOne, a leading provider of ecommerce solutions on the Salesforce platform. We also formed a joint venture with LeBron James’ The SpringHill Company, known for empowering creative and diverse voices for marketers.

IPG was once again ranked as the #1 most creatively effective holding company at the U.S. Effie Awards. On the ESG front, IPG was included on the Bloomberg Gender Equality Index (GEI) for the fourth consecutive year, and was recognized for the first time as a “Top-Rated ESG Performer” by Sustainalytics. The company was also included on the FTSE4Good Index for a fourth consecutive year, and Newsweek and Statista’s “America’s Most Responsible Companies” for the second year. Additionally, IPG was listed on Forbes and Statista’s “America’s Best Large Employers” and “World’s Top Female Friendly Companies” lists.

Our 58,000 colleagues globally were the key contributors to our success, as they delivered on the complex integration of creative marketing services, technology and data management to marketers across industry sectors and around the world.

REVENUE AND MARGIN PERFORMANCE

For the full year, organic growth of revenue before billable expenses was 7.0%, and three-year organic growth was an industry-leading 14.0%. Our adjusted EBITA margin was 16.6% for the year. As noted above, we grew in every world region and broadly across client sectors.

Our revenue growth in the face of 2022’s increasingly uncertain global economic picture demonstrates that we are successfully delivering addressable and accountable marketing programs that are increasingly integrated with our world-class creative storytelling capabilities, and helping clients on their business transformation journeys.

An important framework for understanding our recent performance is our three-year compound organic growth of revenue before billable expenses compared with our peers. We use 2019 as a baseline to create a view of our performance over

2020-2022, the three years in which disruption by the pandemic and recession has been followed by industry recovery.

Note: Peer data sourced from public filings. For IPG, WPP and Publicis, figures refer to organic growth of revenue before billable expenses; Omnicom reports organic growth of total revenue.

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Compensation Discussion & Analysis

Since 2017, IPG has grown our adjusted EBITA by $609 million, a full 63%, to $1.57 billion in 2022. Over that same five-year period, we’ve expanded adjusted margin by 380 basis points, from 12.8% to 16.6% in 2022. We’ve driven compound organic growth of 24% over the five years, marking a significant period of success for our company and outperformance compared to our direct industry competitors.

Note 1: Adjusted EBITA margin as a percentage of Revenue before billable expenses.

Note 2: Adjusted EBITA margins for the full year of 2019, 2020, 2021 and 2022 exclude restructuring charges of $31.8 million, $413.8 million, $10.6 million and $102.4 million, respectively. Adjusted EBITA margin for the full year of 2018 excludes Acxiom transaction cost of $35.0 million. See Appendix A for reconciliation and other information about these non-GAAP financial measures.

RETURN OF CAPITAL TO SHAREHOLDERS AND TOTAL SHAREHOLDER RETURNS

Our capital return programs continue to be significant drivers of value. Given the continuing strength of our operating results, on February 9, 2023, we announced a decision to once again raise IPG’s quarterly dividend by 7%, to $0.31 per share, for the eleventh consecutive year of uninterrupted higher dividends, which continued through the period of the pandemic.

We also reauthorized our share repurchase program, of up to $350 million, while continuing our commitment to operating in a manner that will maintain and enhance our balance sheet and financial flexibility.

32	Interpublic Group 2023 Proxy Statement

Compensation Discussion & Analysis

OVERVIEW OF EXECUTIVE COMPENSATION PROGRAMS

PRIMARY COMPENSATION ELEMENTS

	1	2	3
	SALARY	ANNUAL INCENTIVE	ONGOING LONG-TERM INCENTIVES
PAY ELEMENT			Performance-based Cash	Performance-based Shares	Restricted Stock Units

RECIPIENT	All Named Executive Officers

FIXED OR VARIABLE COMPENSATION	Fixed	Variable

DURATION OF PERFORMANCE	Short-term Emphasis		Long-term Emphasis

PERFORMANCE PERIOD	Ongoing	1 year	2 years (plus, 1-year time-based vesting period)	3 years (plus, 1-year time-based vesting period)	n.a.

FORM OF DELIVERY	Cash			Equity

HOW PAYMENT IS DETERMINED	C&LT Committee; CEO recommendations considered for other NEOs	Formulaic (80%); C&LT Committee assesses achievement of key strategic objectives (20%)	Formulaic; C&LT Committee verifies performance (performance-based shares also depends on stock price on vest date)		Formulaic; depends on stock price on vest date

The table below shows each Named Executive Officer’s (NEO’s) total ongoing target compensation and each component of compensation for 2021 and 2022, and the difference in total target compensation between 2021 and 2022. Compensation changes for Mr. Krakowsky are reflective of his strong performance and continued progression in his role as CEO and to ensure appropriate positioning relative to relevant market reference points.

		1	2		3

Name	Year	Base Salary	Target AI		LTI Value @ Target	Total Target Comp.	Difference in Total Target Comp.
		$	%	$	$	$	$	%

Philippe Krakowsky	2022	$1,500,000	200%	$3,000,000	$9,000,000	$13,500,000	$1,500,000	13%
	2021	$1,500,000	200%	$3,000,000	$7,500,000	$12,000,000

Ellen Johnson	2022	$900,000	125%	$1,125,000	$2,750,000	$4,775,000	$ 100,000	2%
	2021	$900,000	125%	$1,125,000	$2,650,000	$4,675,000

Andrew Bonzani	2022	$900,000	100%	$900,000	$2,400,000	$4,200,000	$ 0	0%
	2021	$900,000	100%	$900,000	$2,400,000	$4,200,000

Christopher Carroll	2022	$700,000	80%	$560,000	$850,000	$2,110,000	-$ 100,000	-5%
	2021	$700,000	80%	$560,000	$950,000	$2,210,000

COMPENSATION PRACTICES & CORPORATE GOVERNANCE

Our executive compensation programs are aligned with best practices in corporate governance:

We align pay with performance. Our incentive plans remain closely tied to performance, making the ultimate payout from these incentives higher when performance is strong and, conversely, lower (or zero) when performance does not achieve well-defined objectives. This correlation between our performance and pay aligns our NEOs with the interests of our stockholders. The strong and positive alignment of our pay with operating results has been demonstrated by the vote “for” recommendation from stockholder advisory firms on all prior say-on-pay votes.

The incentives provided to our NEOs are predominantly earned based on the achievement of financial goals which are approved by the Compensation Committee of the Board of Directors each year. In addition, the ultimate value of all share-based long-term incentives is directly linked to the performance of our stock price.

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Compensation Discussion & Analysis

•	Ongoing Target Compensation — For 2022, excluding benefits:

•	Approximately 89% of the total target compensation for Mr. Krakowsky was performance-based/at risk pay.

•	On average, approximately 76% of total target compensation for the other NEOs was performance-based/at risk pay.

•	Annual and Long-term Incentives — For all of our NEOs:

•	100% of the annual incentives are subject to the achievement of specific financial performance or strategic goals.

•

67% of ongoing long-term incentive awards are subject to specific financial performance goals. The remaining one-third was awarded in time-based restricted stock units, which are aligned with stockholder interests since they increase in value only with improved stock price performance.

The following charts show the mix of target compensation: (Designer to update chart to illustrate % at risk)

Our programs require significant executive share ownership. We require our NEOs to hold and maintain a significant level of share ownership to enhance the alignment of our NEOs’ interests with those of our stockholders. Our executive share ownership guidelines (“SOGs”), as well as each executive’s positioning against those guidelines, are reviewed annually with the Compensation Committee of the Board. The guidelines require that our CEO holds shares of our common stock with a value of at least 6x base salary, and require our other NEOs to hold shares with a value of at least 2x base salary. Executives who have not met their share ownership requirements in the time allotted are required to hold all net after-tax shares delivered upon the settlement of an equity award until such time as requirements are met. As of December 31, 2022, all NEOs had either met or exceeded such requirements.

Our incentive plans include appropriate safeguards.

•

No hedging or pledging of shares — We prohibit our NEOs and other senior executives from engaging in any transaction involving a short sale or derivative that is designed to hedge against the risk associated with ownership of IPG shares and the pledging of IPG shares as collateral.

•	No stock option repricing — The stockholder-approved 2019 Performance Incentive Plan (“2019 PIP”) prohibits the re-pricing of stock options without stockholder approval.

•	Clawback Policy — We have an active “clawback” policy under which compensation may be recovered in the event of a significant restatement of our financial results due to fraud or misconduct.

•	Incentive Payout Maximums — Annual and long-term incentive programs for our NEOs carry a maximum payout equal to 200% of target, which reduces potential risk-taking by our senior leadership team.

We limit guaranteed compensation. As indicated above, the majority of our NEOs’ compensation is performance based, with fixed base salary comprising a relatively small portion of total target compensation. In addition, we provide limited perquisites to our NEOs and do not provide any cash severance payments that exceed 2.99 times the sum of an NEO’s base salary and target annual incentive. Dividends cannot be earned on unvested performance shares. Dividend equivalents on restricted stock units are accrued during the vesting period and paid only if the underlying restricted stock units vest.

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Compensation Discussion & Analysis

Upon a change-in-control, our NEOs would receive their target annual incentive, provided, that if a change-in-control occurs during our first quarter, such payment would be prorated to reflect the portion of the annual performance period that had elapsed through the date of the change-in-control. In addition, we subject outstanding long-term incentive awards to “double-trigger vesting,” which requires an NEO to incur a qualifying termination of employment within 24 months of a change-in-control, at which time such awards would immediately vest.

We do not provide for any excise tax gross-up payments. Section 4999 of the Internal Revenue Code imposes excise taxes if payments made to executives due to a change-in-control exceed certain limits. If IPG were to experience a change-in-control, payments to our executives may be reduced to avoid adverse tax consequences to the executive, but under no circumstances would IPG provide additional payments to cover these excise taxes (i.e., tax gross-up payments).

Stockholder Support of Our Compensation Practices. We believe that our existing programs continue to incentivize the appropriate behaviors and results, ensure that our executive compensation programs are aligned with best practices in corporate governance and promote a strong relationship between pay and performance. We believe that these practices were again validated at our annual meeting of stockholders in May of 2022 when our 2021 executive compensation pay practices received the support of 89.5% of the votes cast.

Interpublic Group 2023 Proxy Statement	35

Compensation Discussion & Analysis

DETAILS OF PRIMARY COMPENSATION ELEMENTS

1	BASE SALARY

Base salary is central to attracting and retaining executive talent. Although its prominence in the pay mix declines with seniority, base salary generally remains an important part of compensation discussions with executive talent in our sector and related industries. In considering whether to increase an NEO’s base salary, the Compensation Committee takes into consideration market pay for comparable executives at peer companies as well as the individual’s performance and experience. In 2022, all NEO base salaries remained unchanged from 2021.

2	ANNUAL INCENTIVES

PERFORMANCE METRICS

In 2022, as in past years, actual annual incentives earned could vary between 0% and 200% of the individual incentive target, depending on the Company’s financial performance and individual performance versus established High Priority Objectives (“HPO’s”). The chart below details the performance metrics and weightings applied to annual incentive awards for all NEOs in 2022:

FINANCIAL METRIC	DESCRIPTION	WEIGHTING
ORGANIC REVENUE GROWTH % (“OG”)	- Measures ability to drive revenue growth from existing operations, exclusive of acquisitions, divestitures and currency effects	30%

- Reflects the competiveness of our offerings and is defined as the percentage change in IPG’s total revenue before billable expenses as compared to the prior year, excluding the impact of foreign currency rate fluctuations and the net effect of acquisitions and divestitures

OPERATING INCOME BEFORE INCENTIVES AND AMORTIZATION OF ACQUIRED INTANGIBLES MARGIN % (“OIBIA”)	- Measures business efficiency and profitability and is defined as Operating Income before expenses related to the Annual and Long-term Incentive Plans and the amortization of acquired intangible assets, and before any restructuring and asset impairment charges divided by revenue before billable expenses	50%
HIGH PRIORITY OBJECTIVES (“HPO”)	- Consist of quantitative and/or qualitative objectives specific to the individual	20%

At the beginning of 2022, the Compensation Committee of the Board of Directors set performance goals for each of the above financial metrics. The amount earned for the portion of the annual incentives tied to the business units’ performance is calculated based on the relevant unit’s financial performance against the same metrics (utilizing the same weightings) as shown in the “Performance Metrics” table above. For our NEOs, that calculation is based upon aggregate IPG Worldwide results.

The Compensation Committee of the Board of Directors also set HPOs for the CEO at the beginning of 2022, which consisted of both quantitative and qualitative objectives. HPOs and performance expectations for all other NEOs are established by the CEO. HPOs include goals tied to the overall strategic priorities of the Company and included goals related to diversity, equity and inclusion, talent management as well as cross-agency collaboration. For quantitative HPOs, specific, measurable objectives are established. For qualitative HPOs, specific accomplishments or expectations are defined and the Committee exercises judgment in assessing performance.

The CEO’s performance, as it pertains to HPOs, is assessed after considering written assessments submitted to the Compensation Committee of the Board of Directors for both the Company as a whole and for the CEO himself. For all other NEOs, the CEO assesses performance against established HPOs and makes recommendations to the Committee. Based on the Committee’s independent evaluation, the Committee will score performance on a scale which ranges from “Significantly Missed Expectations” to “Significantly Exceeded Expectations”, and yields a payout between 0% and 200% of an NEO’s target annual incentive.

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Compensation Discussion & Analysis

2022 IPG CORPORATE FINANCIAL PERFORMANCE AND ANNUAL INCENTIVE AWARDS FOR NEOs

Below are the Company’s 2022 performance goals and actual achievement against those goals.

FINANCIAL GOALS	2022 TARGET	2022 ACTUAL
OG %	5.0%	7.0%
OIBIA %	20.9%	20.4%

This performance, resulted in a Corporate financial performance rating of 110%. Applying this rating along with individually approved HPO scores, resulted in the following 2022 annual incentive amounts earned for each NEO:

				CORPORATE PERFORMANCE/INCENTIVE

NAME	BASE SALARY	TOTAL TARGET ANNUAL INCENTIVE		APPROVED CORPORATE FINANCIAL PERFORMANCE RATING	HIGH PRIORITY OBJECTIVES RATING	FINAL ANNUAL INCENTIVE AMOUNT EARNED
	earned in 2022	as a % of Base Salary		$80%	20%

PHILIPPE KRAKOWSKY	$1,500,000	200%	$3,000,000	110%	175%	$3,700,000

ELLEN JOHNSON	$900,000	125%	$1,125,000	110%	160%	$1,353,333

ANDREW BONZANI	$900,000	100%	$900,000	110%	160%	$1,082,666

CHRISTOPHER CARROLL	$700,000	80%	$560,000	110%	170%	$684,859

2022 HPO PERFORMANCE VERSUS GOALS

For the corporate NEOs other than Mr. Krakowsky, each executive’s HPO rating was based on the Committee and CEO’s assessment and the Committee’s approval of the executive officer’s achievement of the established key strategic objectives. Mr. Krakowsky’s assessment rating was based on an assessment by the full Board of Directors of his achievement of the established key strategic objectives. There were no material adjustments made to actual financial performance in determining these ratings.

Mr. Krakowsky

Mr. Krakowsky received an HPO rating of 175% reflecting his strong strategic and operational leadership of the global enterprise. Under his leadership, IPG continued to build on its record of the strongest multi-year financial performance in our sector, driven by the company’s ability to deliver marketing and media solutions that bring together creativity, technology and data to solve for an expanding set of marketer needs through a range of precise, personalized, and accountable engagements with audiences at an individual level. Key accomplishments included:

•

Took strategic steps to invest in leadership talent, grow progressive, tech-enabled capabilities, and strengthen the Company’s integrated solutions capabilities, positioning the Company as a leader in providing data-driven insights to build brands and help marketers attain business goals.

•

Continued enhancement of the Company’s ability to deliver integrated “open architecture solutions” to our clients, which were instrumental in strong performance in the retention and growth of existing clients and the pursuit of new business.

•

Represented the Company to all key stakeholders, including major multinational clients, and prospective clients. Outstanding performance in terms of the Company’s reputation and credibility with the broader financial community and in terms of talent acquisition across the group.

•

Led range of financial initiatives that sustained the accelerated improvement in margin over the last three years, built on success in managing capital structure and continued robust return of capital programs, which now stands at $6.0 billion in capital returned to shareholders and ten consecutive years of dividend increases.

•

Continued to bring a high level of focus to diversity, equity and inclusion programs to drive ongoing differentiation of the Company’s culture, including personal engagement across multiple internal and external programs that highlighted IPG’s progress on all dimensions of diversity.

•	Oversaw the Company’s ESG commitments to promote best practices in sustainability and corporate governance, leading to significant recognition by leading indices and ESG rankings.

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Compensation Discussion & Analysis

Ms. Johnson

Ms. Johnson received an HPO rating of 160%, reflecting her strong contributions in terms of financial oversight that resulted the Company consolidating its significant margin progress over the course of the last three years, which further advanced the Company’s profitability. Key accomplishments included:

•

Drove continued improvement in financial systems, which led to further enhancements in the company’s controls environment and in consolidating recent operating margin improvement, driven by high levels of revenue conversion and leverage across Company’s cost base. Continued to lead the Company’s robust capital return programs.

•

Played significant role in the Company’s outreach to the investor community, which was instrumental in continued strength of the Company’s financial reputation and resulted in furthering support from analysts and investors during the year.

•	Continued diligent management of expenses, including real estate portfolio, travel, and back-to-office costs, which was critical given the continuously changing economic environment.

•

Continued involvement on a range of ESG issues as the executive sponsor of the Company’s programs in these areas, including climate action, human capital, diversity, equity and inclusion, responsible media and content, and data ethics and privacy.

Mr. Bonzani

Mr. Bonzani received an HPO rating of 160%, reflecting his leadership in the enhancement of the Company’s legal department, his stewardship of multiple board functions and his increased involvement in certain operating matters. Key accomplishments included:

•	Drove notable success in a number of significant litigations and investigations.

•

Continued enhancement of the company’s programs in core practices, including long-standing industry leadership position in privacy, data security and media transparency. These programs included coordinated cross-agency efforts such as the launch of worldwide training initiatives and management of various global legislative efforts.

•

Exhibited active support of the Company’s diversity and inclusion initiatives, including ongoing role as a member of the Corporate Diversity Council and Executive Sponsor of the Women’s Leadership Network.

•	Continued leadership on the Company’s ESG – environmental, social and governance – efforts including an expansion of the company’s public reporting on these matters.

Mr. Carroll

Mr. Carroll received an HPO rating of 170%, reflecting his stewardship and oversight of worldwide controllership and accounting functions, the global shared service organization, corporate budget and forecasting, financial software components and business controls. Key accomplishments included:

•

Managed the worldwide financial planning and analysis process for Interpublic, leading the ongoing review of agency financial operations and strategy over the course of the year, which continued to be critical given the continuously changing economic environment.

•	Managed the revision of the Company’s reporting segments during the year, and increased collaboration and transparency on financial forecasting.

•	Oversaw regulatory reporting, complex transaction structuring, ERP implementation and control compliance.

•	Modernized reporting organizational hierarchies and harmonized accounting systems throughout the IPG network.

•	Active engagement in and strong support of the Company’s award-winning ESG and DE&I programs.

3	2022 ONGOING LONG-TERM INCENTIVE TARGETS

In an effort to employ a consistent mix of long-term incentives throughout the organization and to ensure an appropriate balance between performance-based compensation and retention, our long-term incentive mix consists of one-third each of performance-based shares, performance-based cash and restricted stock units. In our view, placing two-thirds of the long-term incentive weighting in equity and two-thirds in performance-based vehicles appropriately aligns our participants with stockholder interests and supports our strong pay for performance philosophy.

38	Interpublic Group 2023 Proxy Statement

Compensation Discussion & Analysis

The table below provides an overview of the LTI vehicles granted to the NEOs in 2022.

2022 ONGOING ANNUAL LONG-TERM INCENTIVE AWARD
FINANCIAL METRIC	PERFORMANCE SHARES	PERFORMANCE CASH	RESTRICTED STOCK UNITS
VESTING DATE	3rd Anniversary of Grant Date
PERFORMANCE PERIOD	3 Years (2022 - 2024)	2 Years (2022 - 2023)	n.a.
FINANCIAL METRICS	Organic Revenue Growth % (30%) OIBIA Margin % (70%)		n.a.
PAYOUT RANGE	0% - 200%		# of shares earned is fixed at the time of grant; payout opportunity is based on the share price on the date of sale

Each of the LTI vehicles employed is designed with unique characteristics that, when viewed in total, balance the need to incentivize executive performance and promote the retention of the executives, as well as provide them with clarity as to how and when the awards can be earned.

PERFORMANCE SHARES

Performance Period and Vesting

In 2022, each NEO was granted a performance share award subject to a three-year performance period beginning on January 1, 2022 and ending on December 31, 2024. Any earned shares will vest on February 28, 2025, provided that the executive remains employed at that time. The Compensation Committee set three-year cumulative performance goals for IPG Corporate at the start of the performance period. The Company does not disclose these performance goals, because their disclosure would provide insights to competitors that could cause us competitive harm. At the time the performance goals were established at its February 2022 meeting, the Committee and IPG Management considered the performance goals difficult but achievable and appropriate for the current economic environment.

Performance Metrics

Performance share awards for all NEOs are tied solely to the achievement of cumulative Organic Revenue Growth (weighted 30%) and OIBIA Margin (weighted 70%) performance goals set for the Company as a whole.

Potential Payouts

Under the terms of the awards, the actual value, if any, that the executive would ultimately receive depends on the extent to which the cumulative performance objectives are achieved at the end of the performance period.

The number of performance shares that may be earned at the end of the performance period may vary from 0% to 200% of the target amount, based on multi-year performance against performance goals. Dividends or dividend equivalents do not accrue during the vesting period.

PERFORMANCE CASH

Performance Period and Vesting

In 2022, each NEO was awarded a performance cash award subject to a two-year performance period beginning on January 1, 2022 and ending on December 31, 2023, with a subsequent one-year additional service-based vesting period beginning on January 1, 2024 and ending on February 28, 2025. The Compensation Committee of the Board of Directors set two–year cumulative performance goals at the start of the performance period. The Company does not disclose these performance goals, because their disclosure would provide insights to competitors that could cause us competitive harm. At the time the performance goals were established at its February 2022 meeting, the Committee and management considered the target performance goals difficult but achievable, while appropriate for the current economic environment.

Performance Metrics

Performance cash awards awarded to all NEOs are tied solely to the achievement of cumulative OG (weighted 30%) and OIBIA Margin (weighted 70%) performance goals set for the Company as a whole.

Interpublic Group 2023 Proxy Statement	39

Compensation Discussion & Analysis

Potential Payouts

Under the terms of the awards, the actual value, if any, that the executive would ultimately receive depends on the extent to which the cumulative performance objectives are achieved at the end of the performance period.

The amount of cash earned at the end of the performance period may vary from 0% to 200% of the target amount based on multi-year performance against performance goals. Any cash amount earned is subject to an additional one-year vesting period.

RESTRICTED STOCK UNITS

Restricted stock units serve primarily to increase retention and alignment with shareholders. All restricted stock unit awards vest on the third anniversary of the grant date. Dividend equivalents accrue on all outstanding stock units on a quarterly basis. The restricted stock units and the corresponding dividend equivalents are subject to forfeiture if the executive leaves IPG before the restrictions expire. The Company believes that these vesting provisions promote a long-term focus and provide a strong retention incentive.

In total, for 2022, the Compensation Committee approved the following long-term incentive award values for each NEO:

NAME	ONGOING TARGET LTI AWARD VALUE	PERFORMANCE SHARES [1]	PERFORMANCE CASH	RESTRICTED STOCK UNITS [1]
	(value of A+B+C)	1/3 of Total Target	1/3 of Total Target	1/3 of Total Target
		(A)	(B)	(C)
PHILIPPE KRAKOWSKY	$9,000,000	$3,000,000 (81,766 target shares)	$3,000,000	$3,000,000 (81,766 units)
ELLEN JOHNSON	$2,750,000	$916,667 (24,984 target shares)	$916,666	$916,667 (24,984 units)
ANDREW BONZANI	$2,400,000	$800,000 (21,804 target shares)	$800,000	$800,000 (21,804 units)
CHRISTOPHER CARROLL	$850,000	$283,334 (7,722 target shares)	$283,333	$283,333 (7,722 units)

1.

The number of target shares/units was determined by dividing the target value by the average of the high and low stock price on the date of grant ($36.69 on February 28, 2022) and rounding down to the nearest whole share. For performance awards, the grant-date fair values estimated in accordance with ASC 718 and reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table are lower than the values reported in this table since dividends and dividend equivalents are not paid or accrued during the vesting period.

2.	The grant date fair value is reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table .

In 2022, as in prior years, ongoing long-term incentive awards were made on the final trading day of February. This allowed for synchronized communication of annual and long-term incentives with each executive, which enforces the concept of total compensation.

At its February 2022 meeting, the Committee determined and recommended to the full Board, the long-term incentive awards under the 2019 PIP for the CEO. The recommended amounts were defined as an expected dollar value, which were subsequently reviewed and approved by the full Board. At the same meeting, the CEO recommended long-term incentive targets for the other NEOs to the Committee. After review and consideration, the Committee approved the recommended awards.

The value of the ongoing long-term incentive awards are assessed by the Compensation Committee of the Board of Directors as part of the annual total compensation review for senior executives including the NEOs. This review includes an evaluation and assessment of pay history, absolute and relative performance, and expected future performance.

LONG-TERM INCENTIVE AWARDS WITH PERFORMANCE PERIODS ENDING IN 2022

On February 28, 2020, the Compensation Committee of the Board of Directors granted performance share awards under the 2019 Performance Incentive Plan. The performance cycle for the performance share awards was 3 years, beginning on January 1, 2020 and ending on December 31, 2022. On February 26, 2021, the Committee awarded performance cash awards under the 2019 PIP. The performance cycle for the performance cash awards was 2 years, beginning on January 1, 2021 and

40	Interpublic Group 2023 Proxy Statement

Compensation Discussion & Analysis

ending on December 31, 2022. Both performance awards were tied to the cumulative OG (weighted 30%) and OIBIA Margin (weighted 70%) of IPG over the applicable performance period. The following table summarizes the target and actual performance for these awards:

2020-2022 and 2021-2022 Financial Performance versus Goals

	Performance Shares 2020-2022		Performance Cash 2021-2022
FINANCIAL GOALS	TARGET	ACTUAL	TARGET	ACTUAL
OG %	3.5%	4.7%	3.5%	9.5%
OIBIA %	18.5%	20.2%	19.2%	21.5%

Based on these results, each of the NEOs earned a performance rating of 186.2% for their performance share awards and 200.0% of target for performance cash.

Amounts Earned for Long-term Incentive Awards with Performance Periods Ending in 2022

	2020-2022 Performance Shares			2021-2022 Performance Cash

Name	Target ($)	Target (#)	Actual (#)	Target ($)	Actual ($)

PHILIPPE KRAKOWSKY	$1,166,667	55,515	103,368	$2,187,500	$4,375,000

ELLEN JOHNSON	$500,000	23,792	44,300	$587,500	$1,175,000

ANDREW BONZANI	$583,334	27,757	51,683	$537,500	$1,075,000

CHRISTOPHER CARROLL [1]	$200,000	9,516	16,305	$187,500	$375,000

1.

The 2020 Performance share and 2021 Performance cash awards issued to Mr. Carroll were based on a portion of IPG Corporate’s performance and a portion of the performance tied to the network which he had oversight of during the performance period.

ADDITIONAL COMPENSATION INFORMATION

COMPENSATION PHILOSOPHY AND BASIC PRINCIPLES

OUR COMPENSATION PHILOSOPHY REMAINS TO PROVIDE A PERFORMANCE-BASED, MARKET-COMPETITIVE TOTAL COMPENSATION PROGRAM THAT:
• Supports our talent needs and business objectives
• Ties a significant portion of pay to sustaining and improving operational performance to enhance stockholder value
• Aligns with the interests of our stockholders

Our success continues to depend on our ability to attract, motivate and retain a diverse group of talented individuals throughout our organization – who will enable us to deliver the best and most contemporary marketing solutions to drive our clients’ businesses. Talent is our most vital asset, which is why it represents our most significant expense. We must continue to ensure that the investments we make in our key people are disciplined and designed to drive results. To this end, our compensation programs are guided by the following basic principles:

•	Our compensation programs will be balanced and are intended to treat all stakeholders equitably.

•

Our compensation programs will include four major elements: base salary, performance-based annual cash incentives, performance and time-based long-term incentives, retirement and other benefit programs. It bears noting that, outside of the Charitable Matching Program, which is capped at $20,000 annually per executive, company-paid perquisites are not offered to our most senior executives.

•

Our fixed and performance-based compensation will target our competitive market for talent. Actual financial and individual performance may result in total earned compensation that is above or below target for certain individuals.

•

Our competitive market for executive leadership includes companies with similar talent requirements; these companies are captured in our compensation peer group, which is reviewed annually prior to inclusion in the Proxy statement.

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Compensation Discussion & Analysis

•

All individual pay decisions will consider the competitive market data and will be based on an executive’s performance against financial and individual objectives, as well as contributions and skills identified in our annual Leadership Talent and Succession Plan Review (“Talent Review”) process. Exceptional performance against these measures may result in pay levels exceeding the competitive market for certain executives who deliver outstanding results.

•

We will strive to design incentive programs that are aligned with our short and long-term operating goals and can be responsive to unique market requirements. Target performance levels will be set to be challenging but achievable while maximum performance levels will represent stretch goals. These incentive programs will provide market competitive levels for achievement of target results while also allowing for meaningful and appropriate rewards for superior results, encouraging executives to make carefully considered decisions to drive said superior performance, while discouraging excessive or unjustified risks.

•	Senior Executives and Non-Management Directors are required to meet stock ownership guidelines.

•	If warranted, clawback policies would be vigorously enforced.

•	The communication and implementation of our compensation programs will be clear, specific and transparent.

HOW COMPENSATION DECISIONS ARE MADE

ROLE OF EXECUTIVE OFFICERS AND MANAGEMENT IN 2022 COMPENSATION DECISIONS

For 2022, the Compensation Committee of the Board of Directors made all pay decisions related to the NEOs with input from the CEO. The CEO did not participate in the Compensation Committee’s deliberations or decisions with regard to his own compensation.

At the Compensation Committee’s request, the CEO presented individual pay recommendations to the Committee for the CFO, the other NEOs and other executives whose compensation arrangements are subject to the Committee’s review. The pay recommendations for such executives were informed by assessments of individual contributions to the Company’s financial performance, achievement of specified performance or strategic objectives, results of our annual Talent Review process, as well as competitive pay data provided by the Committee’s independent outside compensation consultant and other factors. The Committee then considered these recommendations with the assistance of their independent consultant.

In 2022, the CEO, the EVP and General Counsel, SVP, Assistant General Counsel, the SVP of Global Executive Compensation & Benefits and the VP of Global Executive Compensation all attended Compensation Committee meetings, but were not present for the Committee’s executive sessions, or for any discussion regarding their own compensation. Other senior executives, as appropriate to the topic, were asked to attend Compensation Committee meetings to provide relevant information or advice, but they also did not attend executive sessions, or any discussion of their own compensation.

ROLE OF INDEPENDENT CONSULTANT

In 2022, the Compensation Committee again retained the services of an external independent executive compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to work for the Committee in its review of executive and Non-Management Director compensation practices including the competitiveness of pay levels, executive compensation design, market trends, and technical considerations.

The Compensation Committee has the final authority to hire and terminate the consultant, and the Committee evaluates the consultant’s performance annually. In accordance with regulatory requirements, the Committee annually assesses the

42	Interpublic Group 2023 Proxy Statement

Compensation Discussion & Analysis

independence of Meridian and, in 2022, the Committee concluded that no conflict of interest exists that would prevent Meridian from independently advising the Committee. Meridian does not provide any consulting advice to IPG, or any of its subsidiaries, outside the scope of executive compensation and will not do so without the prior consent of the Compensation Committee chairperson. Meridian often meets with the Committee chairperson and the other members of the Committee outside the presence of management.

ROLE OF THE COMPENSATION AND LEADERSHIP TALENT COMMITTEE

The Compensation Committee is responsible for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy, as well as approving compensation awarded to senior corporate and operating executives, including the NEOs and other key Agency direct reports of the CEO. Among its duties, in 2022, the Committee was responsible for formulating the compensation recommendations for our CEO and approving all compensation recommendations for select senior executives including the other NEOs. Following review and discussion, the Committee submitted its recommendations for the compensation of the CEO to full Board of Non-Management Directors for approval. The Compensation Committee is supported in its work by the current CEO, the Global Executive Compensation team and an independent executive compensation consultant as described above.

The Compensation Committee charter, which sets out its duties and responsibilities and addresses other matters, is reviewed annually and can be found on our website at www.interpublic.com.

ROLE OF STOCKHOLDER SAY-ON-PAY VOTES

We provide our stockholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At our 2022 annual meeting of stockholders, a substantial majority of the votes (89.5%) cast at that meeting voted in favor of the say-on-pay proposal. The Compensation Committee of the Board believes this affirms stockholders’ support of our approach to executive compensation. The Committee welcomes feedback and dialogue with stockholders and will continue to consider the outcome of the Company’s say-on-pay votes and evolving best practices in this area when making future compensation decisions for the NEOs.

SETTING COMPENSATION FOR THE NAMED EXECUTIVE OFFICERS

The Compensation Committee of the Board reviews and assesses the total compensation of each NEO on an annual basis. Material changes in compensation typically occur only based on performance, in response to significant changes in an individual’s responsibility, due to changes in market conditions, or in limited circumstances when the Company is at risk of losing a highly talented and valued employee.

Compensation decisions are made based on the following information:

•

External Market Analysis: The Compensation Committee annually conducts a review of competitive market compensation for each NEO. The Committee’s independent consultant performs this review after the Committee has approved the peer companies to be used for the study. The Committee targets the competitive market for talent for both fixed and total target compensation.

•

Internal Equity: When making pay decisions, the Compensation Committee also takes into account internal equity. The Company has established comparability guidelines based on an executive’s purview with regard to revenue, operating income, geographic scope, and job complexity.

•

Individual Performance and Talent Assessment: The Compensation Committee’s decision-making is also informed by the Company’s Talent Review process. The Committee participates in this annual review with the full participation of the Board of Directors. This Board-level review includes a discussion of each of the NEOs, their future career path and successors, as well as succession plans for IPG’s CEO. These reviews inform pay decisions by providing an in-depth look at the NEOs, their responsibilities, relative contributions and future potential, as well as their relative compensation.

•	Other factors: Additional factors, such as scarce skills, leadership skills, long-term potential and key client relationships are also taken into consideration when reviewing compensation.

Interpublic Group 2023 Proxy Statement	43

Compensation Discussion & Analysis

USE OF COMPETITIVE DATA FOR COMPENSATION REVIEWS

THE MARKET FOR TALENT

To ensure that our compensation programs reflect best practices, as well as to maintain competitive compensation program designs and levels, the Committee considers market data and compensation ranges of our peer group. In 2013, the Committee approved a single peer group that reflects both talent peers as well as industry peers. Minor changes were made to this Peer Group as part of the 2021 annual review of compensation due to recent Mergers and Acquisition activity (detailed below). The Committee continues to believe that this Peer Group is appropriate.

In December of 2021, Meridian conducted its annual market review to assess the competitiveness of each NEO’s target total compensation (consisting of base salary, target annual incentive and target long-term incentives). Compensation data was analyzed for comparable positions at the 2021 Compensation Peer Group (detailed below) as well as size-relevant data from several published survey sources. Meridian compared each NEO based on his or her title and described roles and responsibilities.

Using the size-adjusted data, the 2021 study concluded that our NEOs, in aggregate, were positioned near the median of the market for target total compensation. The Compensation Committee utilized this information, as well as other incumbent-specific factors, to determine whether any pay adjustments were warranted for 2022.

We believe that the peer group again contained a good representation of IPG’s industry competitors and size-relevant, talent-focused comparators. The Compensation Committee annually reviews the validity of the peer group and for 2021, it was decided that we would remove Accenture, Meredith and TEGNA from the prior year and add Cognizant Technology Solutions, Gartner, Nexstar Media Group, Sinclair Broadcast Group and Take-Two Interactive. No other changes were made. The final peer group is reflected in the table below:

2021 COMPARATOR GROUP (used to inform 2022 compensation decisions)

Activision Blizzard, Inc.	IAC/InterActivCorp	Sinclair Broadcast Group

Cognizant Technology Solutions	Lions Gate Entertainment Corp.	Sirius XM Holdings Inc.

Discovery Inc.	News Corporation	Take-Two Interactive

eBay Inc.	Nexstar Media Group	Thomson-Reuters Corporation

Electronic Arts Inc.	Nielsen Holdings plc	ViacomCBS Inc.

Fox Corporation	Omnicom Group Inc.	WPP plc

Gannett Co., Inc.	Publicis Groupe SA

Gartner	Quarate Retail Group Inc.

At the time of the review in 2021, the median revenue for these peer companies was approximately $8.7b as compared to IPG’s revenue of $8.5b.

RETIREMENT BENEFITS

PURPOSE

The Company views retirement benefits as a key component of our executive compensation program because they encourage and reward long-term service. Therefore, we offer our NEOs and other employees a comprehensive benefits program that provides the opportunity to accumulate retirement income.

PROGRAM DESCRIPTIONS

Our current retirement programs include the Company’s qualified 401(k) savings plan, the Capital Accumulation Plan (“CAP”) and Executive Special Benefit Agreement (“ESBA”).

The Company’s 401(k) savings plan is a tax-qualified retirement savings plan pursuant to which all U.S.-based employees, including the NEOs, are able to contribute compensation -, subject to dollar limits prescribed by federal tax laws. For

44	Interpublic Group 2023 Proxy Statement

Compensation Discussion & Analysis

employees with less than 10 years of service, the Company matches 50% of the first 6% of compensation contributed. For employees with 10 or more years of service, the Company matches 75% of the first 6% of compensation that is contributed. The Company’s 401(k) savings plan allows for pre-tax, Roth 401(k) or a combination of both up to limits prescribed by federal tax laws. The Company Match applies to the total amount contributed, either pre-tax, or Roth 401(k).

The CAP plan provides participants with an annual dollar credit to an interest-bearing account. Under the terms of the CAP, interest is credited on December 31st of each year at an interest rate equal to the closing 10-year U.S. Treasury yield on the last business day of the immediately preceding calendar year. For a more detailed description of the CAP, see “Nonqualified Deferred Compensation Arrangements—the Interpublic Capital Accumulation Plan” on page 56. All NEOs participate in CAP at the levels described on page 56.

The ESBA, which is currently frozen to new participants, also provides a defined annual annuity to selected executives for a 15-year period following retirement upon satisfying specific vesting provisions. Mr. Krakowsky is the only NEO who participates in the ESBA, and Mr. Krakowsky no longer accumulates pay or service credit in the plan as his future benefit is fully vested. For a more detailed description of the ESBA please refer to page 55.

RETIREMENT BENEFITS REVIEW AND DECISION PROCESS

As part of its competitive pay review, the Compensation Committee’s independent consultant periodically provides the Committee with a comparison of IPG’s retirement benefits programs to those of a sample of competing companies. This retirement benefits program review is conducted in the context of total compensation, and the review considers compensation and benefits in total.

Decisions regarding new or enhanced participation in these programs, other than 401(k), are made after considering the impact on total compensation this one component of total pay would have. For a number of the NEOs, retirement and other benefits are the subject of individual employment agreements (which are described in greater detail beginning on page 58, under the heading “Employment Agreements” and which give IPG the ability to increase, but not decrease, the specific benefit).

On a case-by-case basis, the Compensation Committee of the Board of Directors and IPG’s Management Human Resources Committee (MHRC)—to which the Committee delegates certain responsibilities and consists of IPG’s CEO, the EVP, CFO, and the EVP and General Counsel—consider the appropriateness of CAP participation and benefits, with all such decisions for NEOs made solely by the Compensation Committee. In making recommendations to the Compensation Committee or MHRC, the Company considers an individual’s role, level in the organization, total compensation level, performance, length of service, and other factors. When making determinations to issue additional CAP awards, the Company also considers an individual’s current retirement positioning, including all forms of accrued qualified and non-qualified retirement benefits previously awarded or earned and the maximum value of the individual’s eligible Company match in the 401(k) savings plan or if not a participant for any year it assumes the executive contributed the maximum amount permitted to the plan.

SEVERANCE AND CHANGE OF CONTROL BENEFITS

In order to provide market-competitive total compensation packages to our executive officers, as well as to ensure the ongoing retention of these individuals in the event of potential takeovers that would create uncertainty as to their future employment, the Company offers market competitive (or market appropriate) severance and change of control benefits upon the occurrence of several specified events.

The NEOs may receive severance benefits from the Company under the terms of their employment agreements (described in greater detail beginning on page 58 under the heading “Employment Agreements”), the Company’s Executive Severance Plan and/or change of control agreements, depending on the circumstances of a potential termination.

Under the 2019 PIP, if a Change of Control occurs in the first quarter, NEOs receive an accelerated and prorated payout of their annual incentive award at target. If a Change of Control occurs after the first quarter, NEOs receive a fully accelerated payout of their annual incentive award at target. Upon a Change of Control, NEOs outstanding long-term incentives would not be vested unless the NEO incurred a Qualifying Termination (upon which vesting is accelerated). Under our change in control agreements, individuals are eligible for enhanced severance benefits, contingent on a Change of Control being followed by a Qualifying Termination.

Interpublic Group 2023 Proxy Statement	45

Compensation Discussion & Analysis

SHARE OWNERSHIP GUIDELINES (SOGs)

We have adopted share ownership guidelines (SOGs) for our Non-Management Directors, NEOs and other senior executives. The purpose of these SOGs is to:

•	More closely align the financial interests of executives and Non-Management Directors with our stockholders.

•	Communicate the commitment and personal investment of executives and directors in the Company.

The SOGs also prohibit both transactions involving derivatives that are designed to hedge against the market risk associated with ownership of IPG shares and the pledging of IPG shares as security or collateral for any obligation.

The SOGs are expressed as multiples of base salary. NEOs and other applicable senior executives must satisfy the SOG requirements within a maximum of five years from the date at which he or she joins the Company or is promoted into a position to which the guidelines apply. Those executives who have not met their established requirement level in the time allotted will be required to hold all net after-tax shares delivered upon the settlement of equity awards until such requirements are met.

NAME	2022 SHARE OWNERSHIP GUIDELINE as multiple of base salary	2022 COMPLIANCE WITH SHARE OWNERSHIP GUIDELINES

PHILIPPE KRAKOWSKY	6x	Yes

ELLEN JOHNSON	2x	Yes

ANDREW BONZANI	2x	Yes

CHRISTOPHER CARROLL	2x	Yes

The Compensation Committee of the Board annually reviews the established SOGs for all SOG participants to ensure that they remain market appropriate. The Committee also reviews levels of stock ownership against the SOG levels applicable to the NEOs and other senior executives. As of December 31, 2022, all NEOs had either met or exceeded such requirements.

TAX AND ACCOUNTING IMPLICATIONS

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Each year, the Compensation Committee reviews and considers the deductibility of compensation paid to our NEOs.

Section 162(m) of the Code generally imposes a $1 million deduction limitation on compensation paid to certain executive officers of a publically held corporation during the year. The executive officers to whom Code Section 162(m) deduction limit applies include the Company’s Chief Executive Officer and Chief Financial Officer, the three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer), and any such individual who was a “covered employee” for any year after 2016. The Committee reserves the right to approve compensation that is not deductible in order to ensure competitive levels of total compensation for our NEOs.

NON-QUALIFIED DEFERRED COMPENSATION

Most of the Company’s deferred compensation and nonqualified retirement benefit arrangements, including most of the Company’s severance arrangements, are subject to Section 409A of the Internal Revenue Code, which provides that nonqualified deferred compensation plans follow certain rules on the timing and form of payments. Noncompliance with these rules could result in adverse tax consequences for the executives. The Company has made significant efforts to ensure that affected arrangements comply with these requirements.

ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company accounts for stock-based payments, including its grants of stock options, restricted shares and performance shares, in accordance with the requirements of FASB ASC Topic 718.

COMPENSATION RISK

The Company regularly reviews its compensation policies and practices, including any risks that may be inherent in the design of the Company’s compensation plans. In early 2022, the Company reviewed the results of its annual risk assessment process

46	Interpublic Group 2023 Proxy Statement

Compensation Discussion & Analysis

and the resulting analysis with the Compensation Committee, which concluded that the compensation plans continue to reflect the appropriate compensation goals and philosophy and any risk arising from the Company’s compensation policies and practices was not deemed likely to have a material adverse impact on the Company’s performance or financial results.

COMPENSATION RECOVERY IN THE EVENT OF A FINANCIAL RESTATEMENT

The Company has adopted a “clawback” policy which provides that in the event of a significant restatement of financial results due to fraud or misconduct, the Company will determine whether a senior executive received an incentive award that would have been less if the award was calculated based on such restated financial results (“Excess Compensation”). The Board of Directors will, to the full extent permitted by governing law, seek to recoup for the benefit of the Company Excess Compensation paid to a senior executive whose fraud or misconduct, as determined by the Board of Directors, resulted in such restatement. For purposes of this policy, the term “senior executives” means “executive officers” as defined under the Securities Exchange Act of 1934, as amended, and the term “bonuses” means awards under The Interpublic Group of Companies, Inc. 2019 Performance Incentive Plan or any equivalent incentive plan which supersedes such plan, including, among other awards, annual incentives, stock options, performance cash and performance shares.

Interpublic Group 2023 Proxy Statement	47

COMPENSATION AND LEADERSHIP TALENT COMMITTEE REPORT

Among its duties, the Compensation and Leadership Talent Committee is responsible for reviewing and discussing with the Company’s management the Compensation Discussion & Analysis included in this Proxy Statement for the Annual Meeting (the “CD&A”). Based on such a review and discussion, the Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

E. Lee Wyatt Jr., Chair

David M. Thomas

Dawn Hudson

Jonathan F. Miller

Patrick Q. Moore

February 16, 2023

48	Interpublic Group 2023 Proxy Statement

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation paid by Interpublic to (i) Mr. Krakowsky, who served as Interpublic’s principal executive officer in 2022, (ii) Ms. Johnson, who served as Interpublic’s principal financial officer in 2022 and (iii) the other executive officers of Interpublic, other than the principal executive officer and the principal financial officer (as determined based on total compensation in 2022, excluding the amount, if any, shown in the column headed Change in Pension Values and Nonqualified Deferred Compensation Earnings), who were serving as executive officers on December 31, 2022 (the “named executive officers”). In each instance, the compensation shown is for services rendered in all capacities for the years indicated. The employment agreements for the named executive officers are summarized beginning on page 58 under the heading “Employment Agreements.”

In the table below, please note:

1.

The amounts set forth in the “Bonus” column include (i) the vested amount of restricted cash awards and (ii) for year 2020, incremental bonuses for each named executive officer, described in more detail in footnote 1; and

2.

The amounts set forth in the “Non-Equity Incentive Plan Compensation” column for each named executive officer are the sum of the payments made in respect of the executive’s (i) annual incentive awards and (ii) the vested amount of performance cash awards, described in more detail in footnote 4.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compen- sation ($) (6)	Total ($)
Philippe Krakowsky	2022	1,500,000	0	5,726,089	0	5,801,165	0	182,188	13,209,442
Chief Executive Officer	2021	1,500,000	2,000,000	6,295,623	985,000	6,404,500	0	186,524	17,371,647
	2020	1,260,000	2,088,000	2,168,226	0	2,885,200	266,263	186,323	8,854,012
Ellen Johnson	2022	900,000	650,000	1,749,634	0	2,253,833	0	103,627	5,657,094
EVP and Chief Financial	2021	900,000	500,000	1,690,815	0	2,225,900	0	97,724	5,414,439
Officer	2020	675,000	393,000	929,234	0	726,800	0	98,773	2,822,807
Andrew Bonzani	2022	900,000	650,000	1,526,938	0	2,133,249	0	87,477	5,297,664
EVP and General Counsel	2021	900,000	600,000	1,546,919	0	2,018,416	0	82,174	5,147,509
	2020	810,000	731,000	1,084,093	0	981,733	0	82,048	3,688,874
Christopher Carroll	2022	700,000	250,000	540,773	0	1,018,409	0	65,602	2,574,784
SVP, Controller and Chief	2021	668,750	200,000	539,614	0	1,080,098	0	66,388	2,554,850
Accounting Officer	2020	562,500	130,000	371,683	0	485,500	0	66,187	1,615,870

(1)

The amounts shown above (i) for 2022, include the vesting of restricted cash award grants made to Ms. Johnson ($650,000), Mr. Bonzani ($650,000) and Mr. Carroll ($250,000) in February 2021 which vested in February 2023, (ii) for 2021, include the vesting of restricted cash award grants made to Mr. Krakowsky ($2,000,000), Ms. Johnson ($500,000), Mr. Bonzani ($600,000) and Mr. Carroll ($200,000) in February 2020 which vested in February 2022, (iii) for 2020, includes (a) the payment of incremental bonuses made to each named executive officer in the amount of $588,800 for Mr. Krakowsky, $193,000 for Ms. Johnson, $231,600 for Mr. Bonzani and $130,000 for Mr. Carroll and (b) the vesting of restricted cash award grants made to Mr. Krakowsky ($1,500,000), Ms. Johnson ($200,000) and Mr. Bonzani ($500,000) in February 2019 which vested in February 2021.

(2)

The amounts shown for each year is the aggregate grant date fair value of stock awards made to the executive during the year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated service-based forfeitures. The assumptions used in the calculation of these amounts are set forth in Note 12 to Interpublic’s audited financial statements included in the 2022 Form 10-K. The grant date fair values of the performance share awards shown for each year in which such awards were granted were calculated assuming a “target” level of performance achievement. The following tables show the grant date fair values of performance share awards assuming achievement of the “target” performance level and “maximum” performance level.

Interpublic Group 2023 Proxy Statement	49

Executive Compensation

The amounts shown for each named executive officer consists solely of the grant date fair value of each executive’s performance share award for the performance period ending (i) for the 2022 Performance Share Award, on December 31, 2024, (ii) 2021 Performance Share Award, on December 31, 2022, and (iii) for the 2020 Performance Share Award, on December 31, 2022. The (i) 2022 Performance Share Award will vest on February 28, 2025, (ii) 2021 Performance Share Award will vest on February 28, 2024 and (iii) 2020 Performance Share Award vested on February 28, 2023, in each case, to the extent the performance criteria established for the awards are satisfied.

	2022 Performance Share Awards		2021 Performance Share Awards		2020 Performance Share Awards
Name	Target ($)	Maximum ($)	Target ($)	Maximum ($)	Target ($)	Maximum ($)

Mr. Krakowsky	2,726,095	5,452,190	1,920,646	3,841,292	1,001,578	2,003,156

Ms. Johnson	832,971	1,665,942	515,832	1,031,663	429,245	858,490

Mr. Bonzani	726,950	1,453,900	471,925	943,849	500,780	1,001,560

Mr. Carroll	257,453	514,906	164,622	329,244	171,684	343,368

(3)

The amounts shown for each year is the aggregate grant date fair value of option awards made to Mr. Krakowsky during the year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in the calculation of these amounts are set forth in Note 12 to Interpublic’s audited financial statements for the calendar year ended December 31, 2022, which are included in Interpublic’s 2022 Form 10-K.

(4)

The amounts shown above for each named executive officer are the sum of the payments made in respect of the executive’s (i) annual non-equity compensation awards and (ii) performance cash awards for the (A) 2020-2021 performance period, which vested on February 28, 2023 (B) 2019-2020 performance period, which vested on February 28, 2022 and (C) 2018-2019 performance period, which vested on February 28, 2021, in the respective amounts shown in the following table.

	2022 Non-Equity Incentive Plan Compensation		2021 Non-Equity Incentive Plan Compensation		2020 Non-Equity Incentive Plan Compensation
Name	Annual Incentive Award ($)	2020 Performance Cash Award ($)	Annual Incentive Award ($)	2019 Performance Cash Award ($)	Annual Incentive Award ($)	2018 Performance Cash Award ($)

Mr. Krakowsky	3,700,000	2,101,165	5,400,000	1,004,500	1,411,200	1,474,000

Ms. Johnson	1,353,333	900,500	2,025,000	200,900	432,000	294,800

Mr. Bonzani	1,082,666	1,050,583	1,620,000	398,416	518,400	463,333

Mr. Carroll	684,859	333,550	946,198	133,900	270,000	215,500

(5)

The amounts in this column for Mr. Krakowsky reflect the change in the value of the benefits he is entitled to receive under his Executive Special Benefit Agreement, which is described in greater detail on page 55, under the heading “Pension Arrangements — Executive Special Benefit Agreement.”

In 2022, due to the increase in the discount rate from 2021 (2.95%) to 2022 (5.65%), as of December 31, 2022, the actual present value of the benefits Mr. Krakowsky is entitled to receive under the ESBA decreased by $416,086.

Messrs. Bonzani and Carroll and Ms. Johnson do not participate in a pension plan nor do they have an Executive Special Benefit Agreement.

While each of the named executive officers participate in deferred compensation arrangements, as described in greater detail beginning on page 56, under the heading “Nonqualified Deferred Compensation Arrangements,” none received earnings on deferred compensation that was “above-market” or “preferential” as defined by SEC rules.

50	Interpublic Group 2023 Proxy Statement

Executive Compensation

(6)	The table below shows the components of the amounts shown in this column for 2022.

Name	Annual Dollar Credits under the Capital Accumulation Plan ($)(a)	Matching contributions under the Interpublic Savings Plan ($)	Premiums paid by Interpublic on group life insurance ($)	Perquisites and Other Personal Benefits ($)(b)	Total All Other Compensation ($)

Mr. Krakowsky	150,000	13,725	210	18,253	182,188

Ms. Johnson	75,000	13,725	210	14,692	103,627

Mr. Bonzani	50,000	13,725	210	23,542	87,477

Mr. Carroll	50,000	13,725	210	1,667	65,602

(a)	The Capital Accumulation Plan is described in greater detail on page 56 under the heading “Nonqualified Deferred Compensation Arrangements — The Interpublic Capital Accumulation Plan.”

(b)	The “2022 Perquisites and Other Personal Benefits” table below lists the type and amount of each perquisite received by the named executive officers in 2022.

2022 Perquisites and Other Personal Benefits

The following table describes the amount of each perquisite and other personal benefit received by the named executive officers in 2022.

Name	Executive Dental Plan Coverage ($)	Charitable Matching Program(a) ($)
Mr. Krakowsky	3,253	15,000
Ms. Johnson	3,542	11,150
Mr. Bonzani	3,542	20,000
Mr. Carroll	1,667	0

(a)	The Charitable Matching Program is described in greater detail on page 25 under the heading “Non-Management Director Compensation.”

Interpublic Group 2023 Proxy Statement	51

Executive Compensation

GRANTS OF PLAN-BASED AWARDS

The following table provides information on grants of equity and non-equity plan based awards made in 2022 to the named executive officers. The awards are described in greater detail in the Compensation Discussion & Analysis, beginning on page 31.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name	Grant Date	Approval Date		Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)

Philippe Krakowsky		2/17/2022	(1)	0	3,000,000	6,000,000

		2/17/2022	(2)	0	3,000,000	6,000,000

	2/28/2022	2/17/2022	(3)				0	81,766	163,532				2,726,095

	2/28/2022	2/17/2022	(4)							81,766			2,999,995

Ellen Johnson		2/17/2022	(1)	0	1,125,000	2,250,000

		2/17/2022	(2)	0	916,666	1,833,332

	2/28/2022	2/17/2022	(3)				0	24,984	49,968				832,971

	2/28/2022	2/17/2022	(4)				0			24,984			916,663

Andrew Bonzani		2/17/2022	(1)	0	900,000	1,800,000

		2/17/2022	(2)	0	800,000	1,600,000

	2/28/2022	2/17/2022	(3)				0	21,804	43,608				726,950

	2/28/2022	2/17/2022	(4)							21,804			799,989

Christopher Carroll		2/17/2022	(1)	0	560,000	1,120,000

		2/17/2022	(2)	0	283,333	566,666

	2/28/2022	2/17/2022	(3)				0	7,722	15,444				257,453

	2/28/2022	2/17/2022	(4)							7,722			283,320

(1)

Reflects the potential payout in cash that the executive was entitled to earn for calendar year 2022 pursuant to an annual incentive award made in 2022 under the 2019 PIP as described in greater detail on page 36, under the heading “Compensation Discussion & Analysis — Annual Incentives.” The actual amounts paid are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)

Reflects potential payout that the executive is entitled to earn pursuant to a long-term performance cash award made in 2022 under the 2019 PIP. As described in greater detail on page 38, under the heading “Compensation Discussion & Analysis — 2022 Ongoing Long-Term Incentive Targets,” depending on the actual level of performance relative to goals over a two-year performance period, an individual will be entitled to receive a payout ranging from 0% to 200% of the target amount. The amount of the payout, as so determined, will vest at the end of the third year following the grant of the award and will be settled entirely in cash.

(3)

Reflects potential payout in shares of Common Stock that the executive is entitled to earn pursuant to a performance share award made in 2022 under the 2019 PIP. As described in greater detail on page 38, under the heading “Compensation Discussion & Analysis — 2022 Ongoing Long-Term Incentive Targets,” depending on the actual level of performance relative to goals over a three-year performance period, an individual will be entitled to receive a payout ranging from 0% to 200% of the target amount. The amount of the payout, as so determined, will vest at the end of the third year following the grant of the award.

(4)

Reflects the number of shares under restricted stock unit award grants made under the 2019 PIP. As described in greater detail on page 38, under the heading “Compensation Discussion & Analysis — 2022 Ongoing Long-Term Incentive Targets,” these shares are credited with quarterly cash dividends, when and as declared by the Board of Directors on the Common Stock. All of the shares of restricted stock, and any cash dividends paid on the restricted stock, are subject to forfeiture if the award recipient terminates employment before the third anniversary of the grant date.

(5)

Reflects the grant date fair value of the equity award or stock award, as applicable, disclosed in the adjacent column computed in accordance with FASB ASC Topic 718, excluding the effect of estimated service-based forfeitures. The assumptions used in the calculation of these amounts are set forth in Note 12 to Interpublic’s audited financial statements included in the 2022 Form 10-K.

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Executive Compensation

OUTSTANDING EQUITY AWARDS AT CALENDAR YEAR-END

The following table provides information on outstanding equity awards, consisting of stock option awards and stock awards, held by the named executive officers as of December 31, 2022.

	Option Awards (1)			Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (9)

Philippe Krakowsky	250,000	23.33	1/4/2031	81,766	(2)	2,723,625	163,532	(7)	5,447,251

				168,236	(3)	5,603,941	168,238	(8)	5,604,008

				55,515	(4)	1,849,205

				103,368	(5)	3,443,188

Ellen Johnson				24,984	(2)	832,217	49,968	(7)	1,664,434

				45,183	(3)	1,505,046	45,184	(8)	1,505,079

				23,792	(4)	792,512

				44,300	(5)	1,475,633

Andrew Bonzani				21,804	(2)	726,291	43,608	(7)	1,452,582

				41,338	(3)	1,376,969	41,338	(8)	1,376,968

				27,757	(4)	924,586

				51,683	(5)	1,721,561

Christopher Carroll				7,722	(2)	257,220	15,444	(7)	514,440

				34,075	(3)	1,135,038	14,420	(8)	480,330

				9,517	(4)	317,011

				16,305	(5)	543,120

(1)

All of the stock options have a ten-year term and an exercise price equal to 100% of the fair market value of the Common Stock on the grant date which, as established by the Compensation Committee, is the average of the high and low sales prices of the Common Stock as reported by the NYSE on the grant date.

(2)

Reflects the number of shares under restricted stock unit award grants (“Restricted Stock Unit Awards”) made under the 2019 PIP that will vest on February 28, 2025. All Restricted Stock Unit Awards are credited with quarterly dividends, when and as declared by the Board, on the Common Stock. All Restricted Stock Unit Awards, and any dividends paid on the restricted stock units, are subject to forfeiture if the award recipient terminates employment before the third anniversary of the grant date.

(3)

Reflects the number of shares under Restricted Stock Unit Awards made under the 2019 PIP that will vest on February 28, 2024. All Restricted Stock Unit Awards are credited with applicable quarterly dividends on the Common Stock. All Restricted Stock Unit Awards, and any dividends paid on the restricted stock units, are subject to forfeiture if the award recipient terminates employment before the third anniversary of the grant date.

(4)

Reflects the number of shares under Restricted Stock Unit Awards made under the 2019 PIP that vested on February 28, 2023. The awards remained subject to forfeiture had the employment of the award recipient terminated prior to the February 28, 2023 vesting date, which did not occur.

(5)

Represents the number of unvested shares of Common Stock that the named executive officer has earned under performance share awards granted in 2020, for which the performance ended on December 31, 2022. The awards remained subject to forfeiture had the employment of the award recipients terminated prior to the February 28, 2023 vesting date, which did not occur.

(6)

The value shown is calculated by multiplying (i) the number of shares shown in the column headed “Number of Shares or Units of Stock That Have Not Vested” by (ii) the closing price of the Common Stock ($33.31), as reported by the NYSE on December 31, 2022.

(7)

Represents the “maximum” number of shares of Common Stock that the named executive officer would receive under a performance share award granted in 2022, for which the performance period will end on December 31, 2024. Any shares earned will remain subject to forfeiture if the employment of the award recipient terminates prior to February 28, 2025.

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Executive Compensation

(8)

Represents the “maximum” number of shares of Common Stock that the named executive officer would receive under a performance share award granted in 2021, for which the performance period ended on December 31, 2022. Any shares earned will remain subject to forfeiture if the employment of the award recipient terminates prior to February 28, 2024.

(9)

The values shown in this column are calculated by multiplying (i) the number of shares shown in the column headed “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” by (ii) the closing price of the Common Stock ($33.31), as reported by the NYSE on December 31, 2022.

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Executive Compensation

OPTION EXERCISES AND STOCK VESTED

The following table provides information for 2022 on the number of shares of Common Stock acquired upon (i) the exercise of stock options and (ii) the vesting of performance share awards.

	Option Awards(1)		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Philippe Krakowsky	—	—	66,999	(2)	2,458,193	(4)

			43,677	(3)	1,735,287	(5)

Ellen Johnson	—	—	13,398	(2)	491,573	(4)

			8,735	(3)	347,041	(5)

Andrew Bonzani	—	—	44,383	(2)	1,628,412	(4)

			25,478	(3)	1,012,241	(5)

Christopher Carroll	—	—	12,785	(2)	469,082	(4)

			54,596	(3)	2,169,098	(5)

(1)	Represents the number of stock options exercised in 2022. The value realized on exercise is the amount by which the market price of the Common Stock received upon exercise exceeds the exercise price.

(2)	Represents the total number of performance-based shares which vested on February 28, 2022.

(3)	Represents the total number of shares of restricted stock which vested on February 28, 2022.

(4)

The value realized on the vesting of performance share awards is equal to the product of (i) the number of shares vested, multiplied by (ii) the average of the high and low price of the Common Stock, as reported by the NYSE on the vesting date (“Common Stock Vesting Date Value”), which for the named executives officers was ($36.69) on February 28, 2022.

(5)

As set forth in the table below, the value realized on the vesting of restricted stock awards is equal to the sum of (i) the product of (A) the number of shares vested, multiplied by (B) the Common Stock Vesting Date Value, (ii) plus the total amount of the accrued dividends from the applicable grant date of the restricted stock award through the February 2022 vesting date which, in accordance with the terms of the awards, are payable upon the vesting of the shares of restricted stock.

Name	Grant Date	Vesting Date	Market Price ($)	Number of Shares Acquired upon Vesting #	Market Value of Vested Shares ($)	Accrued Cash Dividend Released upon Vesting ($)	Value Realized upon Vesting ($)

Mr. Krakowsky	2/28/2019	2/28/2022	36.69	43,677	1,602,509	132,778	1,735,287

Ms. Johnson	2/28/2019	2/28/2022	36.69	8,735	320,487	26,554	347,041

Mr. Bonzani	2/28/2019	2/28/2022	36.69	25,478	934,788	77,453	1,012,241

Mr. Carroll	2/28/2019	2/28/2022	36.69	54,596	2,003,127	165,971	2,169,098

PENSION ARRANGEMENTS

Executive Special Benefit Agreement

Mr. Krakowsky entered into an Executive Special Benefit Agreement (an “ESBA”) in 2002, which provides that if his employment with Interpublic terminates due to a Qualifying Termination (as defined under the heading “Severance and Change of Control Benefits” on page 61) retirement, resignation or death after his 60th birthday, Interpublic will pay him or his estate $245,000 per year for 15 years. At 60 years of age, Mr. Krakowsky is now entitled to receive, upon his retirement, resignation or termination from employment with Interpublic, $245,000 per year for 15 years.

If Mr. Krakowsky’s employment terminates within two years after a Change of Control (as defined under the heading “Severance and Change of Control Benefits” below) of Interpublic, his ESBA benefits would be paid in a lump sum, rather than installments. The amount of the lump sum would be the then-present value of $245,000 per year for 15 years.

If Mr. Krakowsky dies before all required payments are made to him under these ESBAs, Interpublic would make the remaining payments to his beneficiaries.

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Executive Compensation

Pension Benefits

The following table provides information on pension benefits held by the named executive officers as of December 31, 2022.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)(2)	Payments During Last Fiscal Year ($)

Philippe Krakowsky	ESBA	N/A	2,508,768	0

Ellen Johnson	—	—	—	—

Andrew Bonzani	—	—	—	—

Christopher Carroll	—	—	—	—

(1)

The calculation of the present value of accumulated benefit assumes a discount rate of 5.65%. No preretirement decrements were used in the calculation of present values. Contingent benefits arising from death, early retirement or other termination of employment were not valued.

(2)

For Mr. Krakowsky, the amount shown is the present value of the maximum benefit that he will be entitled to receive under his ESBA upon the termination of his employment. The terms and conditions of the ESBA are described in greater detail on page 55 under the heading “Executive Special Benefit Agreement.”

NONQUALIFIED DEFERRED COMPENSATION ARRANGEMENTS

The Interpublic Capital Accumulation Plan

Interpublic maintains a Capital Accumulation Plan (“CAP”) under which senior management employees of Interpublic and its subsidiaries selected by the Management Human Resources Committee (“MHRC”) are entitled to receive deferred compensation benefits. Under the CAP, a participating employee receives annual credits of a specified dollar amount (a “dollar credit”) and interest each December 31st. The amount of each year’s interest credit is equal to the 10-year U.S. Treasury yield curve annual rate (also known as the “constant maturity rate”) as of the last business day of the immediately preceding calendar year. Each participant’s account balance becomes fully vested as to both prior and future dollar and interest credits when the participant has completed three years of participation in the CAP, except that all interest credits since the inception of the participant’s participation in the plan are subject to forfeiture if the participant breaches a non-competition or non-solicitation agreement. If a participant has a Qualifying Termination, the CAP provides for continued vesting through the end of the participant’s severance period and a special dollar credit equal to the dollar credits that would have been added to the participant’s account (based on the credit amount in effect at time of the Qualifying Termination) if such participant had continued working for Interpublic until the due date for such participant’s last severance payment. Any portion of a participant’s benefit that is not vested upon termination of employment (taking into account accelerated vesting upon a Qualifying Termination) will be forfeited.

If a participant has a Qualifying Termination within two years after a Change of Control, (i) the participant will become fully vested and (ii) the participant’s account will be credited with an amount equal to the dollar credits that would have been added to such participant’s account (based on the credit amount in effect at time of the Qualifying Termination) if such participant had continued working for Interpublic until the end of such participant’s severance period.

Each named executive officer is a participant in the CAP and for 2022 received the following annual dollar credit:

Name	Annual Dollar Credit ($)

Mr. Krakowsky	150,000

Ms. Johnson	75,000

Mr. Bonzani	50,000

Mr. Carroll	50,000

For 2022, each participant received an interest credit equal to 1.512% of such participant’s account balance as of December 31, 2022 (determined before the 2022 dollar credit was added). The CAP account balances are fully vested for each of the named executive officers.

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In general, each participant’s vested account balance is payable in a lump sum two years after the termination of such participant’s employment with Interpublic and its subsidiaries. However, if the participant’s employment terminates within two years after a Change of Control, payment will be accelerated.

Nonqualified Deferred Compensation

The following table provides information on non-qualified deferred compensation arrangements for the named executive officers as of December 31, 2022, which consist exclusively of benefits under the CAP.

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($) (1)	Aggregate earnings in last FY ($) (2)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($) (3)

Philippe Krakowsky	0	150,000	20,603	0	1,533,211

Ellen Johnson	0	75,000	20,485	0	1,450,318

Andrew Bonzani	0	50,000	4,750	0	368,919

Christopher Carroll	0	50,000	14,413	0	1,017,639

(1)

The amounts shown as “Registrant contributions in last FY” are dollar credits that were added to the named executive officer’s CAP account as of December 31, 2022 and are included in the “All Other Compensation” column for 2022 of the “Summary Compensation Table” on page 49.

(2)

No earnings on deferred amounts are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table” for 2022, 2021 or 2020 because the interest credits under the CAP did not constitute “above-market” or “preferential” earnings as defined by SEC rules.

(3)

The aggregate balances shown in this column include the following dollar credits that were included in the “All Other Compensation” column of the “Summary Compensation Table” for each of 2021 and 2020 on page 49.

Name	2021 ($)	2020 ($)

Mr. Krakowsky	150,000	150,000

Ms. Johnson	75,000	75,000

Mr. Bonzani	50,000	50,000

Mr. Carroll	50,000	50,000

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Executive Compensation

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

Employment Agreements

Each of the named executive officers has an employment agreement with Interpublic. Each employment agreement includes provisions describing the named executive officer’s position and responsibilities, salary and eligibility for incentive compensation and other benefits and perquisites. Each agreement also includes covenants pursuant to which the named executive officer agrees not to divulge confidential information of Interpublic and its subsidiaries and agrees for a period of time after termination of employment to refrain from soliciting employees of Interpublic and its subsidiaries and from soliciting or handling the business of clients of Interpublic.

Annual Bonus - Each employment agreement provides for each named executive officer to receive an annual target bonus, with the actual award ranging between 0% and 200% of the target depending on Interpublic’s financial performance, individual performance, and management discretion.

Long-Term Incentive Awards - Each employment agreement also provides for participation in Interpublic’s performance-based long-term incentive programs. Each year’s awards may consist of stock options, restricted stock, performance-based share and cash awards or another form of incentive award at the sole discretion of the Compensation Committee.

Employment Agreement Base Salary and Incentive Compensation Information

The following table provides the annual salary, annual incentive target percentage and long-term incentive target award value for each named executive officer for 2022.

Name	Salary $	Annual Incentive Target %	Long-Term Incentive Target $

Philippe Krakowsky	1,500,000	200	9,000,000

Ellen Johnson	900,000	125	2,750,000

Andrew Bonzani	900,000	100	2,400,000

Christopher Carroll	700,000	80	850,000

Philippe Krakowsky Employment Agreement

Mr. Krakowsky’s employment agreement also provides that he be entitled to (i) participate in the CAP and (ii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

If Mr. Krakowsky’s employment is terminated involuntarily without Cause, his employment agreement provides for salary continuation for 24 months from the date notice of his termination is provided, at the rate in effect before his termination; provided that if Mr. Krakowsky obtains alternative employment before the end of the severance period, the amount of his severance pay will be reduced (but not below zero) by the amount of the non-contingent compensation payable to Mr. Krakowsky in connection with his new employment for service before the end of the severance period.

Mr. Krakowsky is also eligible to receive a bonus for the year in which his employment is terminated. After an involuntary termination, Mr. Krakowsky would also be eligible to receive: (i) continued vesting of all long-term equity and cash incentive awards until the end of the severance period, with such long-term incentives vesting pro-rata as of the first anniversary, (ii) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, (iii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on his behalf to the Interpublic Savings Plan if he had continued participating in that plan through the first anniversary of the date of termination and (iv) a cash payment in lieu of continued life insurance for 12 months from the notice date. The subsidy for medical, dental and vision benefits would end if Mr. Krakowsky accepts employment with another employer offering similar benefits. Mr. Krakowsky may terminate his employment at any time by giving notice to Interpublic at least six months in advance.

Ellen Johnson Employment Agreement

Ms. Johnson’s employment agreement also provides that she be entitled to (i) participate in the CAP and (ii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

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Executive Compensation

If Ms. Johnson’s employment is terminated involuntarily without Cause, her employment agreement provides for payment of an amount equal to her base salary for 18 months at the rate in effect immediately prior to her date of termination. Ms. Johnson is also eligible to receive a bonus for the year in which her employment is terminated. After her termination date, Ms. Johnson will be eligible to receive (i) continued vesting of all long-term equity and cash incentive awards until the end of the severance period (i) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, and (ii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on her behalf to the Interpublic Savings Plan if she had continued participating in that plan until the end of the severance period. Ms. Johnson may terminate her employment at any time by giving notice to Interpublic at least 30 days in advance.

Andrew Bonzani Employment Agreement

Mr. Bonzani’s agreement also provides that he be entitled to participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

In the event of a Qualifying Termination, his employment agreement provides for severance pay under the Executive Severance Plan (described below), with a salary continuation period of 18 months.

Christopher Carroll Employment Agreement

Mr. Carroll’s employment agreement also provides that he be entitled to (i) participate in the CAP and (ii) to participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

If Mr. Carroll’s employment is terminated involuntarily without Cause, his employment agreement provides for (i) salary continuation, at the rate in effect before his termination, for 12 months from when notice of his termination is provided and (ii) lump sum payment of his target bonus for the year of termination. After his termination date, Mr. Carroll will be eligible to receive (i) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, and (ii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on his behalf to the Interpublic Savings Plan if he had continued participating in that plan until the end of the severance period. Mr. Carroll may terminate his employment at any time by giving notice to Interpublic at least six-months in advance.

Executive Severance Plan

Under the Interpublic Executive Severance Plan (“ESP”), certain senior management employees, including the named executive officers, are entitled to receive severance and other welfare benefits, in the event of a Qualifying Termination. In general, the ESP provides for salary continuation, at the executive’s base salary rate in effect for the year of termination, for a specified number of months, which varies generally according to the seniority of the executive. If the executive’s Qualifying Termination occurs within two years after a Change of Control, severance is payable in a lump sum, rather than over the severance period.

Under the ESP the named executive officers are entitled to the following salary continuation periods:

Name	Salary Continuation Period

Mr. Krakowsky	24 months

Ms. Johnson	18 months

Mr. Bonzani	18 months

Mr. Carroll	12 months

The ESP also provides for cash payments in lieu of continued medical, dental and vision benefits at active employee rates for the salary continuation period, followed by a COBRA period.

Benefits under the ESP are not in addition to severance benefits under individual employment agreements. Rather, severance benefits that are paid under individual employment agreements are credited against amounts payable under the ESP.

The ESP requires the executive to agree to certain post-termination covenants which, if violated, would result in the forfeiture of the executive’s future severance payments and benefits. Benefits under the ESP are also conditioned on the executive executing a mutual release.

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Executive Compensation

Change of Control Agreements

Each named executive officer has entered into a change of control agreement with Interpublic that provides for severance and other benefits in the event of a Qualifying Termination within two years after a Change of Control. These benefits are instead of, and not in addition to, the benefits the executive otherwise would be entitled to receive under the executive’s employment agreement and the ESP.

Each of these change of control agreements provides for a lump-sum severance payment equal to a specified multiple of the executive’s base salary plus his or her target bonus. For purposes of this calculation, salary and target bonus are each determined based on the rate in effect for the executive for the year of the Change of Control or for the year of the Qualifying Termination, whichever is greater.

The multiple applied and the corresponding months of service under the change of control agreements are:

Name	Multiple	Months of Severance

Mr. Krakowsky	2	30 months

Ms. Johnson	2	24 months

Mr. Bonzani	2	24 months

Mr. Carroll	2	24 months

In addition, under the agreement the named executive officer’s benefit under the CAP will be subject to the following: (i) annual dollar credits will be added for his severance period as if the severance were paid in semi-monthly installments over the severance period (rather than in a lump sum); (ii) the executive will receive a prorated annual dollar credit for the year in which the severance period expires, and (iii) in addition to the interest credits added under the terms of the CAP each December 31st, the executive will receive a pro-rated interest credit for the year in which the severance period expires, at the rate applied under CAP for the year in which the executive’s CAP balance is paid.

Each agreement also provides for cash payments to subsidize the cost of medical, dental and vision benefits during the months for which severance is provided, in lieu of the benefit subsidies otherwise payable under the executive’s employment agreement and the ESP.

Each agreement requires the executive to agree to certain post-termination covenants, which restrict solicitation of employees and clients, and if violated, would result in the forfeiture of the executive’s severance payments and benefit.

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Executive Compensation

SEVERANCE AND CHANGE OF CONTROL BENEFITS

The preceding narrative describes the severance and other benefits to which the named executive officers may be entitled under the various agreements, plans and arrangements in connection with or following a termination of the executive’s employment. Below is a table that quantifies the benefits that each named executive officer would have received had the executive’s employment terminated as of December 31, 2022 under the following circumstances:

Triggering Event	Description

Termination for Cause or Voluntary Termination Without Good Reason

In general (subject to certain variations in each executive’s employment agreement), Interpublic would have “Cause” to terminate an executive’s employment if the executive (a) materially breaches a provision in his employment agreement and fails to cure such breach within a 15-day period; (b) misappropriates funds or property of Interpublic; (c) attempts to secure any personal profit related to the business of Interpublic without proper prior written approval; (d) engages in fraud, material dishonesty, gross negligence, gross malfeasance or insubordination, or willful (i) failure to follow Interpublic’s Code of Conduct or (ii) misconduct in the performance of his duties, excluding, in either case, acts taken in good faith that do not cause material harm to Interpublic; (e) refuses or fails to attempt in good faith to perform such executive’s duties as an employee or to follow a reasonable good-faith direction of the Board of Directors or the person to whom the executive reports directly if such refusal or failure is not cured within a 15-day period; (f) has committed or is formally charged or indicted for a felony or a crime involving dishonesty, fraud or moral turpitude or (g) engages in conduct that is clearly prohibited by the policy of Interpublic prohibiting discrimination or harassment based on age, gender, race, religion, disability, national origin or any other protected category.

In general, an executive would have “Good Reason” to terminate such executive’s employment if Interpublic, without the executive’s consent, (a) materially reduces the executive’s base salary; (b) materially diminishes the authority, duties or responsibilities of the executive or the supervisor to whom the executive is required to report; (c) materially diminishes the budget over which the executive has authority; (d) requires the executive to relocate to an office more than 50 miles outside the city in which such executive is principally based or (e) materially breaches an employment agreement with the executive. Before resigning for Good Reason, the executive generally must give Interpublic notice and an opportunity to cure the adverse action.

Qualifying Termination	An involuntary termination of the executive’s employment without Cause or a resignation by the executive for Good Reason.

Change of Control

In general, a Change of Control will be deemed to have occurred if: (i) any person, other than Interpublic or any of its subsidiaries, becomes the beneficial owner of more than 50% of the combined voting power of Interpublic’s then outstanding voting securities; (ii) any person, other than Interpublic or any of its subsidiaries, acquires (during a 12-month period) ownership of 30% or more of the combined voting power of Interpublic’s then-outstanding voting securities; (iii) any person acquires 40% or more of Interpublic’s assets (determined based on gross fair market value) or (iv) during any 12-month period, a majority of the members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of their appointment or election.

Amounts shown in the table under the heading Change of Control are paid upon a Change of Control, without regard to whether the executive’s employment is terminated.

Qualifying Termination following a Change of Control	A Qualifying Termination of an executive employment within two years after a Change of Control.

Death or Disability	Disability is determined in accordance with our policies and procedures based on the facts and circumstances presented.

Retirement	Retirement of an executive is deemed to have occurred upon the executive’s voluntary termination of employment with the Company’s approval after (i) the executive has attained the age of 65 and (ii) has completed 10 years of service with IPG.

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Executive Compensation

KEYS TO TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL PAYMENTS

Payment	Description

Severance

The severance amount shown as payable to each of the named executive officers in the event of a Qualifying Termination, other than following a Change of Control, is provided for under the terms of the executive’s employment agreement as supplemented by the terms of ESP, except that for Messrs. Krakowsky and Carroll severance benefits following a resignation for Good Reason are payable exclusively under the ESP.

In the event of a Qualifying Termination following a Change of Control, the severance amount shown for each of the named executive officers is provided for under the terms of the executive’s Change of Control Agreement.

Bonus

Mr. Krakowsky’s employment agreement provides that he is eligible for consideration for a bonus if Interpublic terminates his employment without Cause, other than following a Change of Control, but does not provide for a bonus payment if he resigns for Good Reason.

Ms. Johnson’s employment agreements provide that she is eligible for consideration for a bonus if Interpublic terminates her employment without Cause or if she resigns for Good Reason.

Mr. Carroll’s employment agreement provides for a bonus payment only in the event of an involuntary termination without Cause (and not in the event of resignation for Good Reason), other than following a Change of Control.

In the event of a Change of Control, each named executive officer is entitled to a bonus payment under the Interpublic Senior Executive Incentive Plan (“SEIP”) at the executive’s target level (without regard to whether his or her employment terminates).

In the event of a termination of employment due to death or disability, the bonus amount shown for each of the named executive officers is payable under the SEIP, which provides that award is pro-rated based on the time elapsed and the performance-level achieved. In the case of death, achievement of the performance objectives is determined based on actual performance through the date of death and estimated performance for the rest of the performance period. In the case of disability, achievement is measured based on actual performance through the end of the performance period.

Long-Term Incentives

Under the Interpublic’s Performance Incentive Plans:

•   In the event of termination due to death or disability:

-   Restricted stock vests on a pro-rata basis; and

-   Performance shares and performance cash vest on a pro-rata basis based on the time elapsed and the performance level achieved, unless employment terminates within 12 months of the grant date (in which case the entire award is forfeited). In the case of death, achievement of the performance objectives is determined based on actual performance through the date of death and estimated performance for the rest of the performance period. In the case of disability, achievement is measured based on actual performance through the end of the performance period.

•   Interpublic’s Performance Incentive Plans provide in the event of a Qualifying Termination following a Change of Control:

-   An executive will be entitled to payments for the following awards, each valued as of the date of the Change of Control:

¡   Restricted stock; and

¡   Performance shares and performance cash at the target performance level

Mr. Krakowsky’s employment agreement provides that if his employment is terminated involuntarily without cause (but not in the event of resignation for Good Reason), his incentive equity plan awards will continue to vest during his severance period.

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Executive Compensation

Payment	Description

Ms. Johnson’s employment agreement provides that if her employment is terminated involuntarily without cause or if she resigns for Good Reason, her incentive equity plan awards will continue to vest during her severance period.

Notwithstanding the foregoing, the Compensation & Leadership Talent Committee has discretion to accelerate vesting of any award granted under the Performance Incentive Plans, if the named executive officer’s employment terminates at least 12 months after the date of grant.

Pension/Deferred Compensation

The amounts shown as payable under the CAP in the event of (i) a termination of employment for Cause or a voluntary termination without Good Reason or (ii) death or disability reflect the account balance as of December 31, 2022.

The amounts shown as payable under the CAP in the event of a Qualifying Termination or a Qualifying Termination following a Change of Control reflect the total amounts payable after applying the additional credits and vesting through the applicable severance period. In the event of a termination within 2 years after a Change of Control, the amount shown for the CAP will be paid in a lump sum.

Welfare Benefits

The medical, dental and vision benefits shown as payable upon a Qualifying Termination, other than following a Change of Control, are generally provided under the executive’s employment agreement and the ESP.

The medical, dental and vision benefits shown as payable in the event of a Qualifying Termination following a Change of Control are provided under the executive’s Change of Control Agreement.

Messrs. Krakowsky’s, Bonzani’s and Carroll’s and Ms. Johnson’s 401(k) benefits, and Mr. Krakowsky’s and Ms. Johnson’s life insurance premium benefit, are provided under their respective employment agreements.

Interpublic Group 2023 Proxy Statement	63

Executive Compensation

ESTIMATED TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL PAYMENTS

The following table shows amounts each named executive officer would be entitled to receive had the employment of such executive officer terminated on December 31, 2022, by reason of the listed triggering events.

Name		Termination for Cause or Voluntary Termination Without Good Reason ($)	Qualifying Termination ($)	Death/ Disability ($)	Retirement ($)	Qualifying Termination following a Change of Control ($) (3)

Philippe Krakowsky	Severance	0	3,000,000	0	0	11,250,000

	Annual Bonus	0	3,000,000	3,700,000	0	3,000,000

Long Term Incentive:	Performance Shares	0	11,549,264	6,651,594	0	7,374834

	Performance Cash	0	9,290,199	4,462,749	0	3,354,166

	Restricted Stock	0	9,958,881	5,156,656	0	10,176,771

	Stock Option	0	0		0	2,495,000

Benefits:	Med/Dental/Vision	0	65,570	0	0	81,963

	401(k) Match	0	27,450	0	0	34,313

	Life Insurance	0	1,345	0	0

Pension (1) /Def Comp (2)

Ellen Johnson	Severance	0	1,350,000	0	0	4,050,000

	Annual Bonus	0	1,125,000	1,353,333	0	1,125,000

Long Term Incentive:	Performance Shares	0	2,979,150	2,303,725	0	2,377,268

	Performance Cash	0	1,562,750	828,375	0	2,004,166

	Restricted Stock	0	2,297,557	1,663,039	0	3,129,774

	Restricted Cash	0	650,000	650,000	0	650,000

Benefits:	Med/Dental/Vision	0	48,817	0	0	64,927

	401(k) Match	0	20,588	0	0	27,450

	Life Insurance	0	1,345	0	0

Def Comp (2)

Andrew Bonzani	Severance	0	1,350,000	0	0	3,600,000

	Annual Bonus	0	0	1,082.666	0	900,000

Long Term Incentive:	Performance Shares	0	0	2,456,497	0	2,339,361

	Performance Cash	0	0	1,643,824	0	1,920,833

	Restricted Stock	0	0	1,709,069	0	3,027,846

	Restricted Cash	0	0	650,000	0	650,000

Benefits:	Med/Dental/Vision	0	49,178	0	0	65,407

	401(k) Match	0	20,588	0	0	27,450

Def Comp (2)

Christopher Carroll	Severance	0	700,000	0	0	2,492,000

	Annual Bonus	0		684,859	0	546,000

Long Term Incentive:	Performance Shares	0	0	803,257	0	814,362

	Performance Cash	0	0	542,615	0	670,833

	Restricted Stock	0	0	1,095,117	0	1,709,269

Benefits:	Med/Dental/Vision	0	32,545	0	0	64,927

	401(k) Match	0	13,725	0	0	27,450

Def Comp (2)

(1)	The payment Mr. Krakowsky is entitled to receive under his ESBA is described in detail on page 55, under the heading “Pension Arrangements – Executive Special Benefit Agreement”.

(2)

The payments each named executive officer is entitled to receive under the CAP is set forth on page 56 in the Non-Qualified Deferred Compensation table under the column heading “Aggregate Balance at last FYE.”

Each of the named executive officers is entitled to the following additional amounts under the CAP in the event such named executive officer is terminated pursuant to either (i) a Qualifying Termination or (ii) a Qualifying Termination following a Change of Control.

64	Interpublic Group 2023 Proxy Statement

Executive Compensation

Name	Qualifying Termination ($)	Qualifying Termination following a Change of control ($)

Mr. Krakowsky	348,983	363,212

Ms. Johnson	111,377	175,074

Mr. Bonzani	58,787	111,996

Mr. Carroll	65,383	131,754

(3)	Some benefit payments shown in the table below may be reduced if necessary to avoid adverse tax consequences to the executive under Section 280G of the Internal Revenue Code.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the 2022 annual total compensation of our CEO and the median of the annual total compensation of our employees (other than the CEO).

For 2022, our last completed calendar year:

•	The annual total compensation of our CEO was $13,209,442 and

•	The median of the annual total compensation of our employees (other than our CEO) was $65,140.

Based on this information, for 2022, we estimate the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees to be 203:1.

As permitted by SEC rules, we used the median employee identified in 2020 for purposes of calculating our 2022 pay ratio. We believe our use of last year’s median employee is appropriate because no change has occurred in our employee population or our employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure.

We identified our median employee for the 2020 pay ratio analysis using the methodology and the material assumptions, adjustments, and estimates described below.

•

We determined that, as of October 1, 2020, our employee population of full-time, part-time and temporary employees consisted of over 51,000 individuals working at our parent company and worldwide-consolidated subsidiaries.

•

To identify the “median employee” from our employee population, we first determined the amount of each employee’s “earnings” for the period January 1, 2020 through October 1, 2020. For this purpose, earnings refers to the employee’s base salary and bonus, if any, paid during the foregoing period. Base salary earnings for any full-time and part-time employees who were hired after January 1, 2020 were annualized to October 1, 2020 (to reflect 9 months of earnings). Earnings of employees outside of the U.S. were converted to U.S. dollars using the Company’s October 2020 monthly currency exchange rates.

•

We then identified our median employee from our employee population by arraying and sorting the employees by the foregoing earnings measure and choosing the employee ranked in middle of the population.

•	The annual total compensation for our CEO represents the amount reported for our CEO in the “Total” column of our 2022 Summary Compensation Table included on page 49 of this Proxy Statement.

•

The annual total compensation of our median employee was calculated based on the same methodology to determine our named executive officers’ compensation disclosed in our 2022 Summary Compensation Table.

Interpublic Group 2023 Proxy Statement	65

Executive Compensation

PAY VERSUS PERFORMANCE
The Securities and Exchange Commission (“SEC”) has adopted a new rule intending to compare “Pay versus Performance” as set forth below. This new rule requires the use of the term “Compensation Actually Paid” (CAP). The amounts shown in columns three and five below as “Compensation Actually Paid” do not reflect the compensation amounts actually paid or received by the Company’s NEO’s. In addition, while the table shows the Summary Compensation Table (SCT) compensation and CAP values side by side, they are not comparable. For a complete discussion of our executive compensation programs and the Compensation Committee’s approach and philosophy in aligning pay with performance for our NEOs, please see the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 31.
The
“Compensation Actually Paid” portions of this table are calculated in accordance with the SEC rules and include amounts showing the potential value or change in value of long-term grants that may or may not be realized and not actual sums received during the respective calendar year. Furthermore, those potential benefits remained or continue to remain subject to the risks inherent in the Company’s performance and changes in the Company’s stock price prior to the period at which those performance-based grants could be realized.

Year 1	SCT Total Compensation For CEO	Compensation Actually Paid to CEO 2	Average SCT Total Compensation for Other NEOs	Average Compensation Actually Paid to Other NEOs 2	Value of Initial Fixed $100 Investment Based on 3 :		Net Income Available to IPG Stockholders	OIBIA Margin 5
					Company Total Shareholder Return	Annual Report Peer Group Total Shareholder Return 4

2022	$13,209,442	$10,292,863	$4,509,847	$3,912,717	$162.76	$114.55	$938,047,177	20.4%

2021	$17,371,647	$31,484,896	$6,703,090	$12,576,556	$176.57	$116.40	$952,801,902	22.5%

2020	$16,916,103	$16,221,300	$4,245,391	$3,890,055	$107.21	$84.52	$351,125,074	17.5%

1.
(a) The CEO for (i) calendar years 2022 and 2021 is Mr. Krakowsky, and (ii) calendar year 2020 is Michael Roth. (b) the Other NEOs for calendar year (i) 2022 are Ms. Johnson and Messrs. Bonzani and Carroll (ii) 2021 are Ms. Johnson and Messrs. Roth, Bonzani and Carroll and (iii) for 2020 are Ms. Johnson and Messrs. Krakowsky, Bonzani and Carroll.

2.
The amounts shown as “Compensation Actually Paid” have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually paid or received by the Company’s NEOs. These amounts reflect “Total Compensation” as set forth in the Summary Compensation Table for each year, adjusted as set forth in the following table, and include amounts showing the potential value or change in value of long-term grants that may or may not be realized and not actual sums received during the respective calendar year. No amounts are listed for the Pension Service Cost as no service cost was attributable for the applicable years under ASC 715. Equity values are calculated in accordance with FASB ASC Topic 718.

	2022		2021		2020
	CEO ($)	Average Other NEOs ($)	CEO ($)	Average Other NEOs ($)	CEO ($)	Average Other NEOs ($)
Summary Compensation Table Deductions
Exclusion of SCT Stock and Option Awards	(5,726,089)	(1,272,448)	(7,280,623)	(2,496,270)	(6,814,513)	(1,138,309)
Exclusion of SCT Change in Pension Value	0	0	0	0	(67,295)	(66,566)
Adjustments
Year-End Fair Value of Unvested Stock and Option Awards Granted During Year	5,163,994	1,147,543	15,846,435	3,052,653	7,336,203	1,222,920
Change in Fair Value from Last Day of Prior Year to Last Day of Year of All Unvested Stock and Option Awards Granted in Prior Years	(2,387,653)	(514,405)	5,173,019	1,669,135	(787,913)	(163,747)
Change in Fair Value from Last Day of Prior Year to Vesting Date of Stock and Option Awards that Vested During Year	(99,609)	(47,813)	255,978	3,488,199	(631,373)	(272,974)
Value of Accrued Dividends paid Stock and Option Awards that Vested During Year	132,778	89,993	118,440	159,749	270,088	63,340
The Actuarial Present Value of the Pension Service Cost Attributable During Year	0	0	0	0	0	0
Amounts Not Included in “Compensation Actually Paid”
Value of Dividends Accrued but Unpaid During Year on All Unvested Stock and Option Awards	354,399	91,320	294,171	166,403	492,337	88,120

66	Interpublic Group 2023 Proxy Statement

Executive Compensation

3.	Total Shareholder Return (TSR) reflects performance from the last trading day prior to the earliest year in the table (12/31/2019) through the last day of the applicable year in the table.

4.	Annual Report Peer Group TSR includes Omnicom, Publicis, and WPP.

5.
Operating Income Before Incentives and Amortization of Acquired Intangibles Margin % (OIBIA) measures business efficiency and profitability and is defined as Operating Income before expenses related to the Annual and Longterm Incentive Plans and the amortization of acquired intangible assets, and before any restructuring and asset impairment charges divided by revenue before billable expenses.

Relationship Between Pay and Performance
The following charts set forth the relationship between “Compensation Actually Paid” to our CEO, the average “Compensation Actually Paid” to our other NEOs and the Company’s cumulative TSR, Net Income and OIBIA Margin over the three-year period from 2020 through 2022.

Pay Versus Performance Tabular List
The following performance measures represent what in the Company’s assessment are the most important financial performance measures used by the Company to link the CAP of our NEOs for 2022 to Company performance:

•	Operating Income Before Incentives and Amortization of Acquired Intangibles Margin % (“OIBIA”)

•	Organic Revenue Growth %
See the Compensation Discussion and Analysis for more information on OIBIA and Organic Revenue Growth %.

Interpublic Group 2023 Proxy Statement	67

OUTSTANDING SHARES AND OWNERSHIP OF COMMON STOCK

Outstanding Shares

The outstanding capital stock of Interpublic at the close of business on March 31, 2023, the record date for the Annual Meeting, consisted of 386,461,548 shares of Common Stock. Only the holders of Common Stock on the record date are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter that is submitted to a vote of stockholders at the meeting.

Share Ownership of Certain Beneficial Owners

The following table sets forth information concerning direct and indirect beneficial ownership of Common Stock as of December 31, 2022 by persons known to Interpublic to have beneficial ownership of more than 5% of the Common Stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(1)	Percent of Class

The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	47,122,596	12.13%

BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	40,432,059	10.4%

FMR LLC(4) 245 Summer Street Boston, MA 02210	22,098,927	5.687%

State Street Corporation(5) State Street Financial Center 1 Lincoln Street Boston, MA 02111	21,119,074	5.44%

(1)

The rules of the SEC deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or dispositive power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership of the security within 60 days.

(2)

This disclosure is based on a Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 9, 2023, in which it reported that it is an investment manager that has shared voting power with respect to 548,510 shares of Common Stock, sole dispositive power with respect to 45,459,249 shares of Common Stock and shared dispositive power with respect to 1,663,347 shares of Common Stock.

(3)

This disclosure is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 26, 2023, in which it reported that it is a holding company of a group of investment management companies that in the aggregate have sole voting power with respect to 36,989,315 shares of Common Stock and sole dispositive power with respect to 40,432,059 shares of Common Stock.

(4)

This disclosure is based on a Schedule 13G/A filed by FMR, LLC with the SEC on February 9, 2023, in which it reported that it is a holding company of a group of investment management companies that in the aggregate have sole voting power with respect to 15,413,806 shares of Common Stock and sole dispositive power with respect to 22,098,927 shares of Common Stock.

(5)

This disclosure is based on a Schedule 13G/A filed by State Street Corporation with the SEC on February 6, 2023, in which it reported that it is a holding company of a group of investment management companies that in the aggregate have shared voting power with respect to 18,986,879 shares of Common Stock and shared dispositive power with respect to 21,054,406 shares of Common Stock.

68	Interpublic Group 2023 Proxy Statement

Outstanding Shares and Ownership of Common Stock

Share Ownership of Management

The following table sets forth information concerning the direct and indirect beneficial ownership of the Common Stock as of March 31, 2023 by each director, each current named executive officer and all directors and executive officers of Interpublic as a group:

Name of Beneficial Owner	Common Stock Ownership	Options Exercisable Within 60 Days	Total (1)(2)

Andrew Bonzani	111,769	0	111,769

Christopher Carroll	55,406	0	55,406

Jocelyn Carter-Miller	31,789	0	31,789

Mary J. Steele Guilfoile	102,340	0	102,340

Dawn Hudson	26,930	0	26,930

Ellen Johnson	133,533	0	133,533

Philippe Krakowsky	584,012	0	584,012

Jonathan F. Miller	60,890	0	60,890

Patrick Q. Moore	35,388	0	35,388

Linda S. Sanford	24,624	0	24,624

David M. Thomas	131,971	0	131,971

E. Lee Wyatt Jr.	35,388	0	35,388

All directors and executive officers as a group (12 persons)	1,334,040	0	1,334,040

(1)

The rules of the SEC deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or dispositive power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership thereof within 60 days, for example through the exercise of a stock option that is exercisable or that will become exercisable within 60 days. Common Stock ownership set forth in this table includes unvested shares of restricted stock award units and restricted stock awarded under the 2019 PIP due to the right of the persons identified to exercise voting power with respect to the shares. Except as otherwise indicated, each person has sole voting and sole dispositive power over the shares indicated as beneficially owned.

(2)

No individual identified in the table had beneficial ownership of more than 1% of the outstanding shares of Common Stock as of March 31, 2023. Interpublic’s directors and executive officers as a group had beneficial ownership of less than 1% of the outstanding shares of Common Stock.

No executive officer or director of Interpublic has pledged any shares of Common Stock as security.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Interpublic’s directors and executive officers and persons who beneficially own more than 10 percent of any class of its equity securities to file with the SEC an initial report of beneficial ownership and subsequent reports of changes in beneficial ownership of Interpublic’s equity securities.

Based solely on our review of the copies of such reports furnished to us by the Company’s directors and executive officers for the year ended December 31, 2022, and on the written representations made by such persons that no other reports were required, we believe that each of Interpublic’s directors and executive officers timely filed all required reports.

Interpublic Group 2023 Proxy Statement	69

ITEM 5. STOCKHOLDER PROPOSAL

Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, has submitted the following proposal for consideration at the Annual Meeting. His stockholdings will be provided promptly upon request.

The text of the proposal is as follows:

Proposal 5 – Independent Board Chairman

Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO.

Whenever possible, the Chairman of the Board shall be an Independent Director.

The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board on an accelerated basis.

It is a best practice to adopt this policy soon. However this policy could be phased in when there is.a contract renewal for our current CEO or for the next CEO transition.

This proposal is important to Interpublic because the Board can give the 2 most important jobs at Interpublic, Chairman and CEO, to one person on short notice.

Plus a Presiding Director is no substitute for an independent Board Chairman. According to the 2022 Interpublic annual meeting proxy the IPG Presiding Director has limited duties and lacks in having exclusive powers, for example:

•	coordinating feedback to the Chief Executive Officer on behalf of the non management directors on business issues and management. (Others can do this also)

•	coordinating and developing with the Chief Executive Officer the agendas and presentations for meetings of the Board (Vague and can potentially be accomplished in an hour before a meeting.)

•	as appropriate, being available for direct communication with stockholders who request such a communication, and (Vague and may not involve oversight duties.)

•	perform such other duties and responsibilities as the Board may determine from time to time. (Vague and may not involve oversight duties.)

Plus management fails to give shareholders enough information on this topic to make a more informed decision. There is no management comparison of the exclusive powers of the Office of the Chairman and the de minimis exclusive powers of the Lead Director.

Please vote yes:

Independent Board Chairman – Proposal 5

MANAGEMENT STATEMENT IN OPPOSITION

The Board has carefully considered the proposal and recommends that stockholders vote AGAINST the proposal for the following reasons:

The Chairman of the Board is currently independent

The Company currently has an independent Chair, with the Board making the determination that such a leadership structure would be the most appropriate for the organization at this time. In making such determination, the Board

70	Interpublic Group 2023 Proxy Statement

Item 5. Stockholder Proposal

appointed David Thomas as the independent Chair, a role he has served in since January 2022. Mr. Thomas is well versed in the complexity of our business, having served as Presiding Director for many years prior to his appointment as independent Chair.

Board flexibility in determining leadership is in the best interests of the Company and its stockholders

The Board believes that the best leadership structure may vary as circumstances warrant and as such its ability to maintain appropriate flexibility in determining the appropriate leadership at a given time is crucial in maximizing the Company’s success. In accordance with the Company’s Corporate Governance Guidelines, the Board may allocate the responsibilities of the offices of Chair and CEO in any way it considers is in the best interests of the Company. Given the constantly evolving environment in which we operate, the Board values having such flexibility to select the structure of leadership best suited to meet the needs of the Company and its stockholders.

The proposal, which requires a policy of separate Chair and CEO roles and suggests that the roles of independent Chair and presiding director should each have prescribed and exclusive powers, seeks to eliminate the flexibility of the Board to make determinations using its experience, judgment, and stockholder feedback. This would effectively deprive the Board of the ability to evaluate the particular needs of the Company and the specific qualifications of the individual in question. Given the presence of the independence safeguards and overall governance structure noted above, the Board believes that such a mandate would be both unnecessary and detrimental to the interests of stockholders.

The Guidelines provide for the election of a Lead Independent Director if the positions of Chairman and CEO are combined

The Board firmly supports having an independent Director in a Board leadership position at all times. As such, Interpublic’s Corporate Governance Guidelines provides that, if the roles of Chair and CEO are combined, the Board will designate a presiding director from among the independent directors. The duties of the presiding independent director and the non-executive chair include, but are not limited to, the following functions:

•	convening and chairing meetings and executive sessions of the Non-Management Directors,

•	facilitating communication and serving as a liaison to the Chief Executive Officer on behalf of the Non-Management Directors on business issues and management,

•	coordinating and developing with the Chief Executive Officer the annual Board calendar, and agendas and presentations for meetings of the Board,

•	as appropriate, being available for direct communication with stockholders who request such a communication,

•	providing guidance and oversight to management, and

•	perform such other duties and responsibilities as the Board may determine from time to time.

The Board believes that the Company’s balanced and flexible corporate governance structure, including the requirement to elect an independent presiding director, if the Chair and CEO roles are combined, with clearly-delineated and comprehensive duties, makes it unnecessary and ill-advised to have an absolute requirement that the Chair be an independent director.

Our governance structure fosters board independence

The Board believes that the independence of its committees and other robust corporate governance practices ensure independent oversight of our key issues relating to strategy, risk and integrity.

For example:

•	8 out of 9 directors, or 89%, are independent.

•

Each of the Audit, the Compensation and Leadership Talent and the Corporate Governance and Social Responsibility Committees is required to be composed solely of independent directors. This means that the oversight of key matters, such as the integrity of financial statements, CEO performance, executive compensation, the nomination of directors and evaluation of the Board and its committees, is entrusted exclusively to independent directors.

•	The Board and its committees meet regularly in executive session without management, have complete access to management and have the authority to retain independent advisors, as they deem appropriate.

Interpublic Group 2023 Proxy Statement	71

Item 5. Stockholder Proposal

•	All independent directors play a role in overseeing the CEO’s performance, with the Board routinely discussing this subject in executive session without the CEO present.

•	The Board continually reviews its policies and committee charters to ensure that they are appropriate and reflect high standards.

Prior Submissions on this topic

A stockholder proposal regarding our independent board chair, substantially identical to this proposal, was presented to our stockholders, at the 2016, 2018, 2019 and 2022 annual meetings and only received the support of 19%, 19%, 21% and 19% of our stockholders, respectively, demonstrating clear approval of our corporate governance framework and Board leadership structure.

Vote Required

The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this proposal.

72	Interpublic Group 2023 Proxy Statement

INFORMATION FOR STOCKHOLDERS THAT HOLD INTERPUBLIC COMMON STOCK THROUGH A BANK OR BROKER

Under SEC rules, brokers and banks that hold stock for the account of their customers are permitted to elect to deliver a single Annual Report and Proxy Statement (as well as other stockholder communications from the issuer) to two or more stockholders that share the same address. If you and other residents at your mailing address own shares of Common Stock through a broker or bank, you may have received a notice notifying you that your household will be sent only one copy of Interpublic’s proxy materials. If you did not notify your broker or bank of your objection, you may have been deemed to have consented to the arrangement. If you would prefer in the future to receive a separate copy of Interpublic’s Annual Reports and Proxy Statements, you may revoke your consent at any time by notifying Interpublic by letter addressed to The Interpublic Group of Companies, Inc., 909 Third Avenue, New York, NY 10022, Attention: SVP & Secretary or by calling Corporate Communications at (212) 704-1200. Your notification should include the name of your brokerage firm or bank and your account number.

If your household received only single copy of the 2022 Annual Report or this Proxy Statement and you would like to receive a separate copy, please contact Interpublic at the above address or telephone number. If you hold your shares of Common Stock through a broker or bank and are receiving multiple copies of our Annual Reports and Proxy Statements at your address and would like to receive only one copy for your household, please contact your broker or bank.

INFORMATION FOR PARTICIPANTS IN THE INTERPUBLIC GROUP OF COMPANIES, INC. SAVINGS PLAN

Participants in The Interpublic Group of Companies, Inc., Savings Plan (the “Plan”) may vote the number of shares of Common Stock equivalent to the interest in Common Stock credited to their accounts under the Plan as of the record date. Participants may vote by instructions given to Empower Trust Company, LLC, the trustee of the Plan (the “Trustee”), pursuant to the proxy card being mailed with this Proxy Statement to Plan participants. The Trustee will vote shares in accordance with duly executed instructions if received on or before May 24, 2023.

If the Trustee does not receive timely instructions, the shares of Common Stock equivalent to the interest in Interpublic’s Common Stock credited to that participant’s account, will not be voted by the Trustee. The Trustee will vote any shares of Common Stock held by the Plan that are not specifically allocated to any individual Plan participant (known as the suspense account) in the same proportion that the Trustee votes the Common Stock for which it receives timely instructions from Plan participants.

The Board of Directors is not aware of any other matters which may be brought before the Annual Meeting. If other matters not now known come before the Annual Meeting, the persons named in the accompanying form of proxy or their substitutes will vote such proxy in accordance with their best judgment.

By Order of the Board of Directors,

Robert Dobson

Senior Vice President, Associate General

Counsel & Secretary

April 14, 2023

Interpublic Group 2023 Proxy Statement	73

APPENDIX A

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS

(Amounts in Millions)

(UNAUDITED)

	Twelve Months Ended December 31,
	2022	2021	2020

Revenue Before Billable Expenses	$9,449.4	$9,107.9	$8,064.5

Non-GAAP Reconciliation:

Net Income Available to IPG Common Stockholders	$938.0	$952.8	$351.1

Add Back:

Provision for Income Taxes	318.4	251.8	8.0

Subtract:

Total (Expenses) and Other Income	(112.3)	(214.1)	(227.1)

Equity in Net Income of Unconsolidated Affiliates	5.6	2.5	0.9

Net Income Attributable to Non-controlling Interests	(18.1)	(20.0)	(3.1)

Operating Income	1,381.2	1,436.2	588.4

Add Back:

Amortization of Acquired Intangibles	84.7	86.2	85.9

Adjusted EBITA	1,465.9	1,522.4	674.3

Adjusted EBITA Margin on Revenue before Billable Expenses %	15.5%	16.7%	8.4%

Restructuring Charges [1]	102.4	10.6	413.8

Adjusted EBITA before Restructuring Charges	$1,568.3	$1,533.0	$1,088.1

Adjusted EBITA before Restructuring Charges Margin on Revenue before Billable Expenses %	16.6%	16.8%	13.5%

[1]

Restructuring charges of $3.8 in the year ended December 31, 2022 were related to adjustments to our restructuring actions taken in 2020, which were designed to reduce our operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business. Restructuring charges of $98.6 in the year ended December 31, 2022 were related to new real estate exits and lease terminations. The Company took these actions to further optimize the real estate footprint supporting our office-home hybrid service model in a post-pandemic economy.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

Interpublic Group 2022 Proxy Statement	A-1

IPG VOTE ENDORSEMENT_LINE SACKPACK 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/IPG or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/IPG Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2023 Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals 2 and 3, 1 YEAR on Proposal 4, and AGAINST Proposal 5. + 1. Election of Directors: For Against Abstain 01—Jocelyn Carter-Miller For Against Abstain 02—Mary J. Steele Guilfoile For Against Abstain 03—Dawn Hudson 04—Philippe Krakowsky 05—Jonathan F. Miller 06—Patrick Q. Moore 07—Linda S. Sanford 08—David M. Thomas 09—E. Lee Wyatt Jr. For Against Abstain 2. Ratification of the appointment of PricewaterhouseCoopers LLP as Interpublic’s independent registered public accounting firm for the year 2023. For Against Abstain 3. Advisory vote to approve named executive officer compensation. 1 Year 2 Years 3 Years Abstain 4. Advisory vote on the frequency of the advisory vote on named executive officer compensation. 5. Stockholder proposal entitled “Independent Board Chairman”. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box C 1234567890 1UPX 573889 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 03SLOD

The 2023 Annual Meeting of Stockholders of The Interpublic Group of Companies, Inc. will be held on Thursday, May 25, 2023 at 9:30 A.M., Eastern Time, virtually via the internet at www.meetnow.global/M7ALS2V To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/IPG Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/IPG IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — The Interpublic Group of Companies, Inc. + Notice of 2023 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — May 25, 2023 The undersigned hereby constitutes and appoints Philippe Krakowsky, Ellen Johnson, Andrew Bonzani and Robert Dobson, and each of them, the undersigned’s true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of THE INTERPUBLIC GROUP OF COMPANIES, INC. to be held virtually on Thursday, May 25, 2023 at 9:30 A.M. Eastern time, and at any adjournments thereof, on all matters to come before the meeting. If you are a participant in The Interpublic Group of Companies, Inc. Savings Plan (the “Plan”), this card also constitutes voting instructions by the undersigned to Empower Trust Company, LLC, the trustee of the trust maintained under the Plan (the “Trustee”), for all shares held of record by the Trustee as to which the undersigned is entitled to direct the voting. Any shares for which voting instructions are not timely received, will not be voted by the Trustee. The Trustee will vote any unallocated shares held under the Plan in the same proportion as it votes shares for which timely instructions are received. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, FOR PROPOSALS 2 AND 3, 1 YEAR ON PROPOSAL 4, AND AGAINST PROPOSAL 5, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. HOWEVER, THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS CARD. (Continued, and to be marked, dated and signed, on the other side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. +